Registration No. 333-_______
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                           --------------------------

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

       Wisconsin                      7389                       39-1292200
(State of incorporation)    (Primary Standard Industrial     (I.R.S. Employer
                            Classification Code Number)      Identification No.)

                              12000 West Park Place
                           Milwaukee, Wisconsin 53224
                                 (414) 359-9800
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                           ---------------------------
            Michael D. Dunham, President and Chief Executive Officer
                       Effective Management Systems, Inc.
                              12000 West Park Place
                           Milwaukee, Wisconsin 53224
                                 (414) 359-9800
                            Facsimile (414) 359-9011
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                      ------------------------------------
                                   Copies to:
                               Phillip J. Hanrahan
                                 Jay O. Rothman
                                 Foley & Lardner
                            777 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                                 (414) 271-2400
                            Facsimile: (414) 297-4900
                       ----------------------------------

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
                       -----------------------------------
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|
                       -----------------------------------

                                          CALCULATION OF REGISTRATION FEE
----------------------------------- ----------------------- -------------------- ----------------------- --------------------------
        Title of Each Class of            Amount to          Proposed Maximum       Proposed Maximum               Amount of
     Securities to be Registered       be Registered(1)     Offering Price Per     Aggregate Offering          Registration Fee
                                                                 Share(4)                Price
----------------------------------- ----------------------- -------------------- ----------------------- --------------------------
Common Stock, par value $.01 per
share (2)                                   54,714                 $2.09                $114,353                   $ 32
----------------------------------- ----------------------- -------------------- ----------------------- --------------------------
Common Stock, par value $.01 per
share (3) (4)                              892,500                 $2.09               $1,865,325                  $519
----------------------------------- ----------------------- -------------------- ----------------------- --------------------------
(1) In  accordance  with Rule  416,  this  Registration  Statement  includes  an indeterminable  number of shares of common  stock,  par value $.01 per share
    (the "Common Stock"), of Effective Management Systems, Inc. (the "Company"),
    which may be  necessary  to adjust  the  number of shares to be issued  upon exercise or conversion of: (i) certain warrants (the "Warrants") to purchase up to 54,714 shares of the Common Stock of the Company at an exercise  price of $3.60 per share and (ii) the Company's Series B 8% Convertible Redeemable
    Preferred Stock (the "Series B Preferred Stock").
(2) Represents shares of the Common Stock underlying the Warrants.
(3) Represents  shares of the Common  Stock  underlying  the Series B  Preferred
    Stock.  Because  the  conversion  price of the Series B  Preferred  Stock is subject to adjustment  based on the future market value of the Common Stock, the  Company  is  registering  the  maximum  number of shares  that could be issuable following such adjustment.
(4) Pursuant to Rule 457(c),  the proposed  maximum offering price per share has been  calculated  based on the  average of the bid and asked  prices for the
    Common Stock on December 11, 1998.

                             ----------------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion
Dated December 14, 1998



                                   PROSPECTUS

947,214 Shares


                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

Common Stock
(par value $.01 per share)


          This Prospectus relates to the public offering of common stock, par value $.01 per share (the "Common Stock"), of Effective Management Systems, Inc. ("we" or the "Company"). We are registering 947,214 shares of the Common Stock for sale by certain selling shareholders (each a "Selling Shareholder," collectively the "Selling Shareholders"), as follows:

          - 54,714 shares of the Common Stock that may be issued upon the exercise of certain warrants (the "Warrants"). We issued the Warrants in connection with the sale of the Company's Series A 8% Convertible Redeemable Preferred Stock (the
                    "Series A Preferred Stock") and the Company's Series B 8% Convertible Redeemable Preferred Stock (the "Series B Preferred Stock").

          - Up to 892,500 shares of the Common Stock issuable in connection with the conversion of the Series B Preferred Stock. The conversion price for the Series B Preferred Stock is subject to adjustment depending on the future market value of the Common Stock. The 892,500 shares represents the maximum number of shares of Common Stock that would be issuable if the adjustment applies to the fullest extent possible. This amount does not necessarily represent the actual total number of shares of the Common Stock that these holders of Series B Preferred Stock would receive if they convert all of their shares because the conversion price is also subject to certain anti-dilution adjustments.

          We will not be selling any of the shares of the Common Stock that are registered under this Prospectus. No underwriters will be used in selling the shares. While we will pay the expenses incurred in registering the Common Stock, including legal and accounting fees, we will not receive any proceeds from the sale of these shares. However, we may receive gross cash proceeds of up to an aggregate of $196,970 upon the exercise of the Warrants.

          The Selling Shareholders may offer their shares of the Common Stock in public or private transactions, on or off the OTC Bulletin Board, at prevailing market prices, or at privately negotiated prices. In such transactions, the Selling Shareholders and any broker-dealers through whom such Common Stock are sold may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), as more fully described herein. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such Common Stock as a principal, any profits received on the resale of such shares may be deemed to be underwriting discounts and commissions under the Securities Act.

          All  selling  and other  expenses,  including  brokerage  fees and any
underwriting   discounts  or   commissions,   incurred  by  individual   Selling
Shareholders will be borne by such Selling Shareholders.

          Each share of the Series B Preferred Stock is presently convertible at any time at the option of the holders at a conversion price of $3.00, subject to certain adjustments.

          Investing in the Common Stock involves certain risks. See "Risks Factors" beginning on page 8.

          The Common Stock is traded on the OTC Bulletin Board and, as a result, the market for the Common Stock is not particularly liquid. The price at which the Common Stock trades may fluctuate and any market for the Common Stock may be subject to disruptions that could make it difficult or impossible for the holders of the Common Stock to sell shares in a timely manner, if at all, or to recoup their investment in the Common Stock.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          Our principal executive offices are located at 12000 West Park Place, Milwaukee, Wisconsin 53224, and our telephone number is (414) 359-9800.

The date of this Prospectus is __________, 1999

                              AVAILABLE INFORMATION

                  We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at the following locations:

         -        Main Public Reference Room
                  450 Fifth Street, N.W.
                  Washington, D.C.  20549

         -        Regional Public Reference Room
                  75 Park Place, 14th Floor
                  New York, New York  10007

         -        Regional Public Reference Room
                  Northwestern Atrium Center
                  500 West Madison Street, Suite 1400
                  Chicago, Illinois  60661-2511

          You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at (800) SEC-0330.

          We are required to file these documents with the SEC electronically. You can access the electronic versions of these filings on the Internet at the SEC's website, located at http://www.sec.gov.

          We have included this Prospectus in our registration statement that we filed with the SEC (the "Registration Statement"). The Registration Statement provides additional information that we are not required to include in the Prospectus. You can receive a copy of the entire Registration Statement as described above. Please note that the Registration Statement also includes complete copies of the documents described in the Prospectus.

                Special Note Regarding Forward-Looking Statements

          Certain matters discussed in this Prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company or we "believe," "anticipate," "expect" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including those described in the section captioned "Risk Factors" below.

          These factors are not exhaustive, and should be read in conjunction with other cautionary statements that are included in this Prospectus. The forward-looking statements made herein are only made as of the date of this report and we are not obligated to publicly update forward-looking statements to reflect subsequent events or circumstances.

                               PROSPECTUS SUMMARY

          As used in this Prospectus, unless the context otherwise requires, the terms "we," "us" or "Company" mean Effective Management Systems, Inc. and its subsidiaries. This summary highlights information contained elsewhere in this Prospectus, and is not complete and may not contain all the information you should consider before investing in the Common Stock. You should read the entire Prospectus carefully.

                                   THE COMPANY

Overview

          We develop, procure, market and support integrated manufacturing and business management software. We design our Time Critical Manufacturing/R/
("TCM/R/") software with the underlying philosophy that time is a crucial element in manufacturing, and that reducing time in the manufacturing process leads directly to increased profits for the manufacturer. TCM/R/ software integrates technologies such as electronic data interchange, imaging, bar-coding, factory automation, engineering system integration, distributed numerical control, statistical process control and fourth generation language tools with the Company's proprietary algorithms for scheduling and production, to optimize the customer's labor, capital and inventory utilization. The software we offer functions on the Windows NT, IBM AIX, Open VMS, and HP-UX operating systems. We also provide services support for our software products and sell computer hardware.

          The software products we offer include: TCM/R/, which is a pre-integrated enterprise resource planning, accounting and manufacturing execution system, and FACTORYnet/R/ I/S, which is an integrated manufacturing execution system, providing production management, shop floor scheduling, and operations support. We also offer the manufacturing software of the Baan Company ("Baan"), which is an enterprise resource planning and accounting system that will ultimately be combined with our manufacturing execution system. Our distributor arrangement with Baan was entered into in April 1998.

          Our software products are usually integrated with a bar code, data collection system or direct machine controls, and provide up-to-the-minute information to track production and business operations. This facilitates real-time decision making and enables employees throughout an organization to respond quickly to marketplace demands and unanticipated events.

          We typically focus our sales and marketing efforts on discrete ("discrete" manufacturers assemble or fabricate parts into finished products as distinguished from "process" manufacturers which mix, separate and otherwise combine or control ingredients to create finished products) manufacturing plants. We have licensed our software products to over 1,700 customer sites.

          We distribute our products in the United States through eight branch offices and through six joint ventures and independent distributors. We have also established distribution channels through independent distributors in Japan, Korea, China, the United Kingdom, Belgium and Poland. In addition, we have a joint venture in China to support these distributors.

          We were incorporated in Wisconsin in 1978. We became a publicly held company as a result of our initial public offering which was completed in February 1994. During 1995, we acquired Intercim Corporation and the remaining interest in Effective Management Systems of Illinois, Inc., a joint venture subsidiary, and in 1996, we acquired the remaining interest in Darwin Data Systems Corporation, another joint venture subsidiary. For further details regarding these acquisitions, see Note 2 of Notes to the Company's Consolidated Financial Statements.

Strategy

          Our objective is to grow as a leading provider of integrated business software systems for discrete manufacturing plants within our target market. We have identified three strategic initiatives to achieve this goal.

          Focus on Time Critical Manufacturing. We believe that manufacturers are striving to become more "time competitive," and that manufacturing software which focuses solely on providing information for planning and on recording information for historical analysis will be inadequate to meet the needs and demands of manufacturers in the years to come. To be effective in the future, we believe that manufacturing software will be required to empower individuals at all levels of an organization to make immediate decisions regarding production processes and business activities. With few exceptions, we believe that the limited number of information system implementations currently in place which have this "time" focus have been developed on an individual customized basis. We are not aware of other major products available in our target market for discrete manufacturers which offers both planning and execution systems and has a strategy of focusing on time.

          Commitment  to  Manufacturing   Execution  Systems.  We  believe  that
discrete manufacturers can gain significant competitive advantage by implementing Manufacturing Execution Systems. These systems bring together the data and information from Enterprise Resource Planning Systems, Industrial Control Systems and Engineering Systems.

          Emphasis on Pre-Integrated Software for Discrete Manufacturing. Our experience in the marketplace resulted in the 1995 introduction of the first "pre-integrated" Enterprise Resource Planning/Manufacturing Execution System/Controls software offering for discrete manufacturers. The acquisition of Intercim Corporation facilitated this pre-integration initiative.

          Software pre-integration means that a customer can buy a comprehensive set of software from the Company which has already been integrated and proven to function. The pre-integration package also contemplates that other software, for example, Computer Aided Design systems, may already be in place at the customer site. "Off-the-shelf interfaces" for popular Computer Aided Design systems which also are proven in advance are available to facilitate interaction with these software products. Implementation time frames for pre-integrated software are between nine and eighteen months. We plan to continue to focus on the pre-integrated software marketplace.

          We believe that "pre-integration" of much of our software reduces the time and cost of system implementations and increases the business value to the manufacturer similar to the way that "suites" of desktop software have affected that marketplace as compared to custom integration of word processing, data base and spreadsheet desktop products.

Software Products

          We develop, market and support TCM/R/ application software for discrete manufacturing companies. We currently offer licenses for three software products: (a) TCM/R/, which is a full function business and Enterprise Resource Planning software system, including a pre-integrated Manufacturing Execution System providing production management, shop floor scheduling and operations support; (b) FACTORYnet/R/ I/S, which is a Manufacturing Execution System that provides production personnel with correct revisions of drawings, specifications, procedures, and instructions to help them make a better product and make it right the first time; and (c) the Baan product offering, which is a full function business Enterprise Resource Planning and accounting system for large companies that will be complemented by our pre-integrated Manufacturing Execution System.

Markets and Customers

          We primarily target companies operating discrete manufacturing plants in the United States and Canada. These plants may be owned by privately held companies or by large, multi-national public corporations. Our customers include, among others, capital equipment manufacturers, job shops, high volume manufacturers, automotive suppliers, consumer product manufacturers and aerospace equipment manufacturers.

Sales and Marketing

          In the United  States and Canada,  we license our  products  and offer
services  through   seventeen  branch  offices  and  seven  joint  ventures  and independent distributors.

          We market our products through advertising campaigns in national trade periodicals and through direct mailings. We supplement these efforts with listings in relevant directories and trade show and conference appearances. We also receive leads regarding potential customers from hardware and services vendors, existing customers and various accounting and consulting firms.

          Sales cycles for our products vary substantially based on the degree of integration, consulting and training required and also on the status of the customer's hardware system implementation. A sales cycle is usually three to twelve months from the time an initial sales presentation is made until the time a signed license agreement is entered into with a customer.

Product Development

          We believe we must continue to enhance, broaden and modify our existing line of software products to meet the constantly evolving needs of discrete manufacturers within our target market. We have relied on internal development, outside procurement, and development related to customized projects implemented at field sites to extend, enhance and support our software products, and develop and integrate new capabilities.

          Software development efforts currently in progress include the development of product enhancements such as enhanced manufacturing functionality (including visual scheduling and touch screen data collection), support for Microsoft SQL server, electronic commerce, extended operation on various relational database products, and other enhanced functional capability. There can be no assurance, however, that these development efforts will result in product enhancements that we will be able to market successfully. Certain of these enhancements are dependent upon the development efforts of third party suppliers over whom we have no control. In the event the development efforts of the third party suppliers are delayed or are unsuccessful, our software developments would be similarly delayed. Software development is, however, an evolutionary process and the Company's management believes it could eventually find other suppliers or, if unsuccessful in its search, that it could successfully re-engineer existing products to fulfill its requirements.

Competition

          The manufacturing software industry is intensely competitive and rapidly changing. A number of companies offer products similar to our products. Some of our existing competitors, as well as a number of potential competitors, have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than we have.

Restructuring

          In the quarter ended May 31, 1998, we recorded a restructuring charge of $6,836,000 related to entering into a new distributor arrangement for manufacturing software, and a reduction of costs focused on improving our financial performance. In April 1998, we signed an agreement to resell the manufacturing software of Baan. We intend to combine our manufacturing execution software with the Baan software product to serve the high end of the manufacturing mid-market. We have the right to represent the Baan product in the entire United States, but we will focus our offering in a 19-state market including much of the Midwest and Eastern regions of the United States.

          The restructuring charge included $553,000 relating to the refocusing of our geographic markets and the closing of operations in the West and Southwest regions of the United States. From a geographic standpoint, the charge also includes $1,213,000 for exit costs and software write-off related to international operations. In line with the introduction of the new product for the high end of the mid-market, we are refocusing our current TCM/R/ product to the lower end of the mid-market and we will continue to develop and support our product for this marketplace. We also intend to provide a path to the Baan product offering for those customers who are or may grow into the need for a larger company solution. The charge included $2,656,000 for both the write-off of capitalized software pertaining to large company functionality which is now supplied through the Baan product offering and the write-off of other software whose future value was impaired by restructuring actions. The charge also reflects costs of $1,841,000 associated with the write-off of capitalized software mainly related to technology, the future value of which was impaired by restructuring actions and management's assumptions regarding future technological changes. We have also reduced certain of our operating expenses primarily in development, marketing and administration through the termination of employees and other expense reductions which resulted in a charge of $573,000.

Employees

          As of November 30, 1998, we had 299 full-time employees, of whom 60 were engaged in sales and marketing; 58 in product development; 140 in customer service; and 41 in management, finance and administration. Our employees are not represented by any collective bargaining organization and we have never experienced a work stoppage. We consider our employee relations to be good.

         THE SERIES B 8% CONVERTIBLE REDEEMABLE PREFERRED STOCK OFFERING

          In October, 1998, we sold 780 shares of our Series B Preferred Stock, at a purchase price of $1,000 per share, for an aggregate gross purchase price of $780,000. In addition, we exchanged 1,005 shares of our Series B Preferred Stock for a like number of shares of our Series A Preferred Stock. We had issued the Series A Preferred Stock in August, 1998 for an aggregate gross purchase price of $1,005,000. Dividends accrue on the Series B Preferred Stock at a rate of 8% per year and are cumulative. The holders of the Series B Preferred Stock may convert their shares at any time into shares of the Common Stock at a conversion price of $3.00 per share, subject to adjustment.

          In addition, we issued the Warrants to purchase a total of up to 54,714 shares of Common Stock, in connection with the sale of the Series A and Series B Preferred Stock. The Warrants are exercisable at a price of $3.60 per share.

          This Prospectus relates to the shares of the Common Stock that may be issued upon conversion of the Series B Preferred Stock and upon the exercise of the Warrants.

                                  RISK FACTORS

          An investment in the Common Stock involves certain risks that a potential investor should carefully evaluate prior to making an investment. A discussion of certain factors to be considered in evaluating the Company, its business and an investment in the Common Stock is included in the section titled "Risk Factors" immediately following this Summary.

                                     Summary Historical Consolidated Financial and Operating Data

                                                                  Year Ended November 30,                   Nine Months Ended
                                                                                                                 August 31,
                                                                   (Dollars in Thousands)                  (Dollars in Thousands)
                                             ------------------------------------------------------------  ----------------------
                                                1993        1994       1995(4)       1996        1997         1997        1998
                                                ----        ----       ----          ----        ----         ----        ----
Income Statement Data:
Services                                      $  5,928     $  7,256    $ 10,962    $ 15,412     $ 16,781     $ 12,361     $ 12,748
Software license                                 7,146       10,163      11,534      19,094       21,752       14,491       13,573
Hardware                                         6,220        5,245       6,528       6,751        4,112        2,687        1,455
                                              --------     --------    --------    --------     --------     --------     --------
Total net revenues                              19,294       22,664      29,024      41,257       42,645       29,539       27,776

Cost of third party software
  license fees                                     405          797       1,149       2,484        3,065        1,906        1,886
Software development
  amortization                                     342          515         879       1,591        2,535        2,077        2,277
Cost of services                                 3,898        4,467       7,884      12,109       14,000       10,584       10,175
Cost of hardware                                 4,752        4,146       5,118       4,979        3,260        2,074        1,112
                                              --------     --------    --------    --------     --------     --------     --------
Total cost of products/
  services                                       9,397        9,925      15,300      21,163       22,860       16,641       15,450

Gross margin                                     9,897       12,739      13,724      20,094       19,785       12,898       12,326
                                              --------     --------    --------    --------     --------     --------     --------

Selling and marketing expenses                   5,546        7,407       9,479      14,060       15,957       11,103       10,043
General and administrative
   expenses                                      2,038        2,227       3,029       3,416        3,838        2,993        2,837
Software development expenses (1)                  621          752       1,086       2,235        2,391        1,817        2,118
Restructuring and other charges                      0            0           0           0            0            0        6,836
                                              --------     --------    --------    --------     --------     --------     --------
Total operating expenses                         8,205       10,386      13,594      19,711       22,186       32,554       37,284

Operating income (loss)                          1,692        2,353         130         383       (2,401)      (3,015)      (9,508)
Other income (expense)                             (32)         342          80        (118)        (337)        (176)        (481)
Income (loss) before income
  taxes                                          1,660        2,695         210         265       (2,778)      (3,191)      (9,989)
Income tax expense (benefits)                      650          975          79         112         (618)        (883)         (33)
                                              --------     --------    --------    --------     --------     --------     --------
Net income (loss)                             $  1,010     $  1,720    $    131    $    153     $ (2,160)    $ (2,308)    $(10,022)
                                              ========     ========    ========    ========     ========     ========     ========
Net income (loss) per share                   $   0.39     $   0.53    $   0.04    $   0.04     $   0.53     $  (0.57)    $  (2.45)
Weighted average common and
   common equivalent share
   outstanding (2)                               2,574        3,268       3,669       3,965        4,048        4,084        4,038
                                              ========     ========    ========    ========     ========     ========     ========


Other Data:
Software investment as a
  percentage of software
  license fees                                    18.4%        18.3%       29.5%       29.4%        31.5%        34.6%        36.2%
Software investment (3)                       $  1,312     $  1,857    $  3,407    $  5,607     $  6,862     $  5,024     $  4,918
                                                                                                                                 1

Balance Sheet Data:
Working capital deficit                       $     42     $  4,749    $  4,677    $  4,396     $  1,785     $ (1,012)    $ (1,575)
Total Assets                                     8,043       17,903      24,332      27,446       28,797       27,650       19,683
Long-term debt obligations                         580           50          21       2,123        3,966        1,088        4,848
Stockholders' equity                             1,541       10,354      14,177      14,597       12,573       12,421        3,541

---------------

(1) Does not include capitalized software development costs of $691, $1,105, $2,321, $3,372, and $4,471 recorded for the years ended November 1993, 1994, 1995, 1996 and 1997, respectively, and $3,207 and $2,800 for the nine months ended August 31, 1997 and 1998, respectively.

(2) Weighted average common and common equivalent shares outstanding for the periods shown include the effect of common stock equivalents, if dilutive.

(3)    Software   investment   consists  of  product   development  expense  and
       capitalized software development costs.

(4)    Includes results of Effective  Management  Systems of Illinois,  Inc. and
       Intercim Corporation since being acquired effective March 31, 1995 and September 6, 1995, respectively.

                                      5

                                  RISK FACTORS

          The risk factors set forth below, as well as other information appearing in this Prospectus should be carefully considered before making an investment in the Common Stock. Certain statements in this Prospectus, including statements relating to our expected operations and financing activities, are forward-looking statements that involve certain risks and uncertainties. See "Special Note Regarding Forward-Looking Statements."

     Losses from Operations.

          For the three and nine months ended August 31, 1998, we had operating losses of $1,093,000 and $10,022,000, respectively, compared to operating losses of $1,044,000 and $2,308,000 for the corresponding periods in 1997. As to the operating losses for the nine months ended August 31, 1998, $6,836,000 represented restructuring and other charges. As of August 31, 1998, we had a deficit in retained earnings of $8,761,000 compared to retained earnings of $1,260,000 at November 30, 1997. Although we have taken steps to improve our financial performance, we are unable to give any assurance that these actions will reverse our pattern of net losses.

     Net Income (Loss) for the Last Three Years.

          For the fiscal year ended November 30, 1997 we had net loss of $2,160,000. For the fiscal years ended November 30, 1996 and 1995, we had net income of $153,000 and $131,000, respectively.

     Absence Of Market For Common Stock

          There is currently no formal trading market for the Common Stock. Currently, the Common Stock trades only on the OTC Bulletin Board and, as a result, the market for the Common Stock is not particularly liquid. The price at which the Common Stock may trade may fluctuate and the market for the Common Stock may be subject to disruptions that could make it difficult or impossible for the holders of the Common Stock to sell shares in a timely manner, if at all. In addition, if trading markets do develop, they may be unstable and illiquid for an indeterminate period of time.

     Dependence on Principal Products.

          A significant portion of our revenue is derived from license fees for TCM/R/ and for FACTORYnet/R/ I/S and the sale of related support services. Accordingly, any event that could adversely affect license fees for TCM/R/ or FACTORYnet/R/ I/S, such as significant flaws or incompatibility, negative publicity or evaluation, or obsolescence of the hardware platforms on which the systems run, could have a material adverse effect on our results of operation. Our future financial performance will depend, in part, on the continued
development and introduction of new and enhanced versions of TCM/R/, FACTORYnet/R/ I/S and other products, and customer acceptance of such new and enhanced products.

     Use of Proceeds.

          We are not selling any of the shares offered in this Prospectus, and we will not receive any of the proceeds from the sale of those shares. However, we may receive gross cash proceeds from the exercise of the Warrants in an amount equal to the number of Warrants exercised multiplied by $3.60 per share, subject to adjustment. We will bear all of the costs and expenses associated with registering the shares. The gross cash proceeds that we receive from the exercise of these securities will be reduced by the amount of related expenses. We anticipate that we will use the gross cash proceeds, if any, for working capital and general corporate purposes.

     Dependence on Third Party Software.

          We recently entered into an arrangement pursuant to which we license certain software products from Baan to sell into a segment of our marketplace. As a result of this arrangement, we have refocused our current TCM/R/ product to the lower end of the mid-market and will rely on the Baan product to service the high end of the mid-market. There can be no assurance that we will be successful in marketing the Baan product offering, that such offering will remain viable in our target market or that Baan will continue such relationship after the expiration of its initial term. In addition to the Baan relationship, internally developed software products incorporate and use software technology and software products developed by other third parties. There can be no assurance that all of these companies will remain in business or that their product lines will remain viable. If any of these companies fails to remain in business or abandons or fails to enhance a particular product line, we may need to seek other suppliers. This could result in us having to significantly alter our internally developed product lines which could have a material adverse effect on our results of operations. There also can be no assurance that our current suppliers will not significantly alter their pricing in a manner adverse to us.

     Dependence on Key Employees.

          Our success is dependent to a significant extent on our executive officers and other key personnel (including technical and sales personnel), the loss of whom could have a material adverse effect on the Company. Our future success will depend in large part on our ability to attract and retain talented and qualified employees. Competition in the recruiting of highly-qualified personnel in the management information systems industry is intense and there can be no assurance that we can retain our key employees or that it can attract, assimilate and retain other qualified personnel in the future. We have recently experienced attrition at rates higher than our historical experience. We have taken steps to curtail the attrition, but we can give no assurance that these steps will be successful or that further attrition will not materially impact our financial performance.

     New Products and Technical Change.

          The market for our products (including third-party supplied products) is characterized by rapid technological advances, evolving industry standards, changes in end-user requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing product offering and products currently under development obsolete and unmarketable. Our future success will depend upon our ability to enhance our current products and to develop and introduce or obtain from third-party suppliers new products that keep pace with technological developments, respond to evolving end-user requirements and achieve market acceptance. Any failure by us to anticipate or respond adequately to technological developments or end-user requirements, or any significant delays in product development, acquisition or introduction, could result in a loss of competitiveness or revenues. There can be no assurance that we will be successful in developing, acquiring and marketing new products or product enhancements on a timely basis or that we will not experience significant delays in the future, which could have a material adverse effect on our results of operation.

     Success of Recent Restructuring.

          In April 1998, we effected a major restructuring and recorded a restructuring charge of approximately $6.8 million. The restructuring related to entering into a new distribution arrangement with Baan for manufacturing software and various cost reductions aimed at improving our financial performance. In connection with the restructuring, we closed facilities both in the United States and internationally and took actions to rationalize our workforce, particularly in the development, marketing and administrative areas. Although we expect the restructuring to impact our financial performance positively, no assurance can be given that the restructuring will be successful or that it will not have unanticipated effects, such as the loss of significant customers and/or key employees.

     Intellectual Property and Property Rights.

          We regard our software products as proprietary, in that title to and ownership of our software generally reside exclusively with the Company. We attempt to protect ownership of our software with a combination of copyright, trademark and trade secret laws, employee and third-party disclosure agreements and other methods of protection common in the industry. Despite these precautions, it may be possible for unauthorized third parties to copy or reverse-engineer certain portions of our products or to obtain and use information that we regard as proprietary. Like many software firms, we presently have no patents. We license the source code for our software to some customers for customization. Although our source code license contains confidentiality and nondisclosure provisions, there can be no assurances that such customers will take adequate precautions to protect such code. In addition, the laws of some foreign countries do not protect the our proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the mechanisms we use to protect our software will be adequate or that our competitors will not independently develop software products that are substantially equivalent or superior to our software products. Although we do not believe that our products infringe on the existing proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against us.

     Variability of Quarterly Operating Results; Limited Backlog.

          Our operating results can vary substantially from quarter to quarter due to various factors, including, among others: the size and timing of customer orders; the buying patterns of manufacturers in our target market; delays in the introduction of products or product enhancements by the Company or by other providers of hardware, software and components for the management information systems market; competition and pricing in the software industry; customer order deferrals in anticipation of new products; market acceptance of new products; reduction in demand for existing products; changes in operating expenses; and general economic conditions. We have historically operated with little backlog because software orders are generally shipped as orders are received. As a result, product revenue in any quarter is dependent on orders booked and shipped during that quarter. A significant portion of our operating expenses are based on anticipated revenue levels and are relatively fixed in nature. If revenue does not meet our expectations in any given quarter, operating results may be adversely affected.

     Competition.

          The management information systems industry is intensely competitive and rapidly changing. A number of companies offer products similar to the products we offer. Some of our existing competitors, as well as a number of potential competitors, have larger technical staffs, more established and larger marketing and sale organizations and significantly greater financial resources than the Company and its third-party suppliers. There can be no assurance that such competitors will not develop products that are superior to the products we offer or that achieve greater market acceptance. Our future success will depend, in part, upon our ability to increase software license fee revenues in our target markets. There can be no assurance that we will be able to compete successfully against our competitors or that the competitive pressures we face will not adversely affect our financial performance.

Expansion Plans.

          We plan to expand our business within our distribution network in the United States with the objective of increasing total net revenues and profits. There can be no assurance, however, that the efforts and funds directed towards enhancing our product offering and expanding within our distribution network will result in revenue and profit growth. Any future growth of the Company will also depend on, among other things, our ability to gain market acceptance for our product offering in target geographic areas and to monitor and control the additional costs and expenses associated with expansion. We are also dependent upon securing services at competitive rates from third-party service providers. No assurance can be given that we will be able to successfully manage these aspects of our business.

     Financial Covenants and Limitations.

          Our credit agreement with our primary lender contains certain restrictive covenants, including covenants relating to earnings before interest, taxes, depreciation and amortization ("EBITDA") and tangible net worth. As a result of our recent financial performance and restructuring, we have been obligated to obtain and have obtained covenant relief from our lender relating to the EBITDA and tangible net worth covenants. In the event that our financial performance does not improve and if we are unable to secure additional investment capital, we will require additional covenant relief. In the event that such covenant relief is not obtained, it would likely have a material adverse effect on our liquidity, including our ability to fund continuing operations at current levels. In addition, our current credit facility contains limits on the amount we may borrow based on the level of our outstanding accounts receivable. At December 1, 1998, we had borrowing availability of $559,000 under our credit agreement.

     "Penny Stock" Rules.

          The Common Stock is currently traded on the OTC Bulletin Board after having been delisted from the Nasdaq National Market for failing to meet minimum eligibility requirements. Since the Common Stock is not traded on the Nasdaq National Market or the Nasdaq Small Cap Market, if no other exclusion from the definition of "penny stock" under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is available, then any broker engaging in a transaction in the Company's securities is required to provide any customer with a risk disclosure document and the compensation of the broker/dealer in the transaction and monthly account statements showing the market values of the Company's securities held in the customer's accounts. The bid and offer quotations and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers are subject to the "penny stock" rules when engaging in transactions in our securities, they may be less willing to engage in such transactions.

     Control by Management.

          Our management currently holds approximately 37% of the outstanding Common Stock. As a result, management personnel have a significant impact, if they act together, on the election of directors and shareholder approval of various corporate actions.

     No Dividends.

          We have never paid any cash dividends on the Common Stock and do not anticipate paying cash dividends on the Common Stock in the foreseeable future. The payment of dividends on the Common Stock by the Company will depend on our earnings, financial condition and other business and economic factors affecting the Company at that time as the Board of Directors may consider relevant.

     Anti-Takeover Provisions of Charter, Bylaws and Wisconsin Law.

          Certain provisions of our charter and bylaws may delay or frustrate the removal of incumbent directors and may prevent or delay a merger, tender offer or proxy contest involving the Company that is not approved by the Board of Directors, even if such events may be beneficial to the interests of shareholders. For example, our charter authorizes the Board of Directors, without shareholder approval, to issue preferred stock in addition to the Series A Preferred Stock and the Series B Preferred Stock with voting or conversion rights which could adversely affect the voting power of the holders of the Common Stock. In addition, the Wisconsin Business Corporation Law contains provisions that may have the effect of delaying or making more difficult attempts by others to obtain control of the Company without the approval of the Board of Directors.

     Year 2000 Compliance.

          Many computer programs and applications define the applicable year using two digits rather than four in order to save memory and enhance the speed of repeated date-based calculations. The "Year 2000 problem" refers to the inability of these computer programs on and after January 1, 2000 to recognize that "00" refers to "2000" rather than "1900." The term "Year 2000-compliant" means a computer or a computer system which has been designed or modified to recognize dates on and after January 1, 2000.

          We utilize a combination of our own software and custom-written systems for running our own operations. Based on our own evaluation, we believe that we will incur no significant costs associated with ensuring Year 2000 compliance of our internal systems. Since the release of version 5.1.2 of the Company's software product, our software product has been Year 2000 compliant.

     Effect Of Future Sales Of Common Stock; Registration Rights

          We cannot predict the effect, if any, that future sales or issuance of the Common Stock or the availability of the Common Stock for future sale or issuance will have on future market prices of the Common Stock. Sales of substantial amounts of the Common Stock or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock.

          The agreement under which we sold the Series B Preferred Stock (the "Purchase Agreement") obligates us, at our sole cost and expense, to file a registration statement covering shares of the Common Stock issuable upon conversion of the Series B Preferred Stock and to use our best efforts to have such registration statement declared effective as soon as possible after filing and to keep the registration statement effective for up to three years. The Registration Statement of which this Prospectus is a part is the registration statement referred to in the Purchase Agreement. The Purchase Agreement also provides for certain demand and piggyback registration rights. See "Description of Capital Stock."

                                 USE OF PROCEEDS

          We will not receive any of the proceeds from the sale of the shares of the Common Stock by the Selling Shareholders. If all of the Warrants are exercised at the exercise price of $3.60, we will receive gross cash proceeds of approximately $196,970. See "Plan of Distribution." The proceeds may be used for working capital and general corporate purposes.

                            SELLING SECURITY HOLDERS

          The following table sets forth the number of Shares (as hereinafter defined) and the total number of Shares assuming the conversion or exercise of all the Series B Preferred Stock and the Warrants owned by each of the Selling Shareholders and registered hereunder. Because the Selling Shareholders may offer all or part of the shares of the Common Stock received upon conversion or exercise of the Series B Preferred Stock or the Warrants (the "Shares"), which they hold pursuant to the offering contemplated by this Prospectus, and because their offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of the Series B Preferred Stock or the Warrants that will be held upon termination of this offering. The Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below.

Shares underlying the Series B Preferred Stock and Warrants to be registered and offered by the Selling Shareholders.

                                     Shares Beneficially Owned                       Shares Beneficially Owned After
                                         Prior to Offering                                     Offering (1)
                                   Amount and                       Number of         Amount and
     Name and Address of           Nature of        Percentage   Shares Offered       Nature of         Percentage of
       Beneficial Owner             Ownership        of Class         Hereby          Ownership            Class
Selling Shareholders(2)(3):
Alvin R. Bonnette, Trustee             16,667         *                 16,667              0                *
Arthur D. Sterling and Marie
 Sterling                               8,333         *                  8,333              0                *
Christopher Schreiber(4)                6,145         *                  6,145              0                *
Carl M. Birkelbach(7)                   2,100         *                  2,100              0                *
David H. Padden 1983 Trust              6,667         *                  6,667              0                *
David Random                            8,333         *                  8,333              0                *
Donald Gross                            3,333         *                  3,333              0                *
Donald T. McKiernan(7)                  3,200         *                  3,200              0                *
Douglas E. Hailey(5)                   14,965         *                 14,965              0                *
EmJayco                                10,000         *                 10,000              0                *
Gary Arnold                            50,000         1.1%              50,000              0                *
George N. Gaynor                        6,667         *                  6,667              0                *
Gustave Levinson and Lydia F
 Levinson                               8,333         *                  8,333              0                *
JDN Partners, L.P.                     66,667         1.4%              66,667              0                *
John Clifford                          33,333         *                 33,333              0                *
John D. Holley                         50,000         1.1%              75,000              0                *
John L. Palazzola and Maria
 Palazzola                              8,333         *                  8,333              0                *
John R. Bertsch                         6,667         *                  6,667              0                *
John R. Graham, Trustee of
 the John R. Graham Trust
 dated 1/3/92                           3,333         *                  3,333              0                *
Joseph G. D'Amadeo(7)                   6,515         *                  6,515              0                *
Laura A. Conroy(7)                      2,400         *                  2,400              0                *
Lawrence S. Smith                       3,333         *                  3,333              0                *
Lewco Securities as Nominee
 for Schroder & Co. Custodian
 f/b/o Ron Magruder and
Elizabeth Magruder                     33,333         *                 33,333              0                *
Lone Star Holdings Partners,
 L.P                                   66,667         1.4%              66,667              0                *
Michael E. Recca(7)                     7,754         *                  7,754              0                *
Michael Taglich(6)                     14,850         *                 14,850              0                *
Morton Topfer                          83,333         1.6%              83,333              0                *
Rafael Caballero                       16,667         *                 16,667              0                *
Richard C. Oh(7)                        1,000         *                  1,000              0                *
Robert C. Schroeder(7)                  1,600         *                  1,600              0                *
Robert F. Taglich(6)                    8,333         *                  8,333              0                *
Robert L DeBruyn and Tracey
 H. DeBruyn                             3,333         *                  3,333              0                *
Sanford R. Penn Jr                     16,667         *                 16,667              0                *
Shadow Capital LLC                     16,667         *                 16,667              0                *
Thomas J. Waggoner and Patsy
 Ann Waggoner                           3,333         *                  3,333              0                *
Thomas P. Morrisey                     10,000         *                 10,000              0                *
U.S. Bank, National
 Association, as Trustee for
 the Dorsey & Whitney Master
Trust FBO Stanley Rein                  6,667         *                  6,667              0                *
Vincent M. Palmieri(7)                  1,000         *                  1,000              0                *
William C. Smith Jr                     3,333         *                  3,333              0                *
William J. Easton Jr                    3,333         *                  3,333              0                *
William Kuntz                          10,000         *                 10,000              0                *
William Wieck & Elizabeth
 Wieck                                  5,000         *                  5,000              0                *
Wulf Paulick and Renate
 Paulick                                5,000         *                  5,000              0                *
-------------
* represents less than 1%.

(1)   Assumes the sale of all of the Shares offered by each Selling Shareholder.


                                       13

(2)  Percentage  ownership  for  Selling  Shareholders  is  based  on  4,755,700
     (4,105,986  outstanding  as of October 22,  1998,  plus 54,714  exercisable through the  Warrants and 595,000  exercisable  through  conversion  of the
     Series B Preferred Stock at $3.00) shares of the Common Stock  outstanding.
(3)  The  number  of  shares   beneficially   owned  with   respect  to  Selling
     Shareholders holding the Series B Preferred Stock is based on conversion at the current conversion price of $3.00.
(4)  Includes (i) 1,667  shares of Common  Stock  issuable  upon  conversion  of shares of Series B Preferred Stock and (ii) 4,478 issuable upon exercise of certain of the Warrants.
(5)  Includes (i) 3,333  shares of Common  Stock  issuable  upon  conversion  of shares of Series B Preferred  Stock and (ii) 11,632  issuable upon exercise of certain of the Warrants.
(6)  Includes (i) 8,333  shares of Common  Stock  issuable  upon  conversion  of shares of Series B Preferred Stock and (ii) 6,517 issuable upon exercise of certain of the Warrants.
(7)  Represents shares issuable upon exercise of certain of the Warrants.

                                 DIVIDEND POLICY

          We have no present intention of paying any dividends on the Common Stock. We expect that, except for the dividends required to be paid or payable to the holders of the Series A or Series B Preferred Stock, we will retain our earnings, if any, to finance operations.

          The declaration and payment of future dividends to holders of the Common Stock will be at the discretion of the Company's Board of Directors and will depend upon many factors, including the Company's financial condition, earnings, the capital requirements of its operating subsidiaries, legal requirements and such other factors as the Board of Directors deems relevant.

                           MARKET FOR THE COMMON STOCK

          There is currently no established public trading market for the Common Stock. The Common Stock is traded on the OTC Bulletin Board. See "Risk Factors--Absence of Market for Common Stock." As of October 15, 1998, we had 432 record holders of the Common Stock and 304 record holders of certain publicly traded warrants to purchase Common Stock (the "Public Warrants"). See "Description of Capital Stock".

                           PRICE RANGE OF COMMON STOCK

          The Company's Common Stock was traded on the Nasdaq National Market for fiscal years ended November 30, 1996 and 1997, and through November 6, 1998 for the fiscal year ended November 30, 1998. Currently, the Company's Common Stock is traded on the OTC Bulletin Board.

          The range of high and low bid closing quotations for the Common Stock and the Public Warrants for each fiscal quarter for the two (2) completed fiscal years and the most current fiscal year, are as follows:

                              Common Stock                 Public Warrants
       1999                High           Low            High            Low

First Quarter           $   ______    $   ______      $   ______     $   ______
(through _______,
1999)

       1998                High           Low            High            Low

First Quarter           $    4-3/8    $   2-1/16      $        2     $    1-1/8

Second Quarter          $    5-7/8    $        3      $    1-5/8     $        1

Third Quarter           $    2-7/8    $    5-3/8      $    1-1/2     $      1/2

Fourth Quarter          $    3-3/4    $    1-7/8      $    1-1/8     $      3/8

       1997                High           Low            High            Low

First Quarter           $    7-3/4    $    5-1/2      $   3-3/16     $    2-1/2

                              Common Stock                 Public Warrants

Second Quarter          $    7-1/2    $    6-1/2      $    2-1/2     $      3/4

Third Quarter           $    6-1/8    $        4      $    1-1/2     $        1

Fourth Quarter          $    6-1/2    $        4      $        2     $    1-1/2

                 Selected Historical Consolidated Financial Data

          The following table sets forth the selected historical financial data of the Company for each of the preceding five years ended November 30, 1997 and for the nine month periods ended August 31, 1997 and 1998. The selected historical data for each of the preceding five years ended November 30, 1997 are derived from the audited consolidated financial statements of the Company. The selected historical data for each of the nine month periods ended August 31, 1997 and 1998 are derived from the unaudited interim consolidated financial statements of the Company. In the opinion of management, the interim consolidated financial statements reflect all adjustments (consisting only of normal and recurring adjustments necessary to fairly present the information presented for such periods.) The selected historical financial data presented herein are qualified in their entirety by, and should be read in conjunction with, the Company's Consolidated Financial Statements and Notes thereto included herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

          Summary Historical Consolidated Financial and Operating Data


                                                                  Year Ended November 30,                   Nine Months Ended
                                                                                                                 August 31,
                                                                   (Dollars in Thousands)                  (Dollars in Thousands)
                                             ------------------------------------------------------------  ----------------------
                                                1993        1994       1995(4)       1996        1997         1997        1998
                                                ----        ----       ----          ----        ----         ----        ----
Income Statement Data:
Services                                      $  5,928     $  7,256    $ 10,962    $ 15,412     $ 16,781     $ 12,361     $ 12,748
Software license                                 7,146       10,163      11,534      19,094       21,752       14,491       13,573
Hardware                                         6,220        5,245       6,528       6,751        4,112        2,687        1,455
                                              --------     --------    --------    --------     --------     --------     --------
Total net revenues                              19,294       22,664      29,024      41,257       42,645       29,539       27,776

Cost of third party software
  license fees                                     405          797       1,149       2,484        3,065        1,906        1,886
Software development
  amortization                                     342          515         879       1,591        2,535        2,077        2,277
Cost of services                                 3,898        4,467       7,884      12,109       14,000       10,584       10,175
Cost of hardware                                 4,752        4,146       5,118       4,979        3,260        2,074        1,112
                                              --------     --------    --------    --------     --------     --------     --------
Total cost of products/
  services                                       9,397        9,925      15,300      21,163       22,860       16,641       15,450

Gross margin                                     9,897       12,739      13,724      20,094       19,785       12,898       12,326
                                              --------     --------    --------    --------     --------     --------     --------

Selling and marketing expenses                   5,546        7,407       9,479      14,060       15,957       11,103       10,043
General and administrative
   expenses                                      2,038        2,227       3,029       3,416        3,838        2,993        2,837
Software development expenses (1)                  621          752       1,086       2,235        2,391        1,817        2,118
Restructuring and other charges                      0            0           0           0            0            0        6,836
                                              --------     --------    --------    --------     --------     --------     --------
Total operating expenses                         8,205       10,386      13,594      19,711       22,186       32,554       37,284

Operating income (loss)                          1,692        2,353         130         383       (2,401)      (3,015)      (9,508)
Other income (expense)                             (32)         342          80        (118)        (337)        (176)        (481)
Income (loss) before income
  taxes                                          1,660        2,695         210         265       (2,778)      (3,191)      (9,989)
Income tax expense (benefits)                      650          975          79         112         (618)        (883)         (33)
                                              --------     --------    --------    --------     --------     --------     --------
Net income (loss)                             $  1,010     $  1,720    $    131    $    153     $ (2,160)    $ (2,308)    $(10,022)
                                              ========     ========    ========    ========     ========     ========     ========
Net income (loss) per share                   $   0.39     $   0.53    $   0.04    $   0.04     $   0.53     $  (0.57)    $  (2.45)
Weighted average common and
   common equivalent share
   outstanding (2)                               2,574        3,268       3,669       3,965        4,048        4,084        4,038
                                              ========     ========    ========    ========     ========     ========     ========

Other Data:
Software investment as a
  percentage of software
  license fees                                    18.4%        18.3%       29.5%       29.4%        31.5%        34.6%        36.2%
Software investment (3)                       $  1,312     $  1,857    $  3,407    $  5,607     $  6,862     $  5,024     $  4,918
                                                                                                                                 1

Balance Sheet Data:
Working capital deficit                       $     42     $  4,749    $  4,677    $  4,396     $  1,785     $ (1,012)    $ (1,575)
Total Assets                                     8,043       17,903      24,332      27,446       28,797       27,650       19,683
Long-term debt obligations                         580           50          21       2,123        3,966        1,088        4,848
Stockholders' equity                             1,541       10,354      14,177      14,597       12,573       12,421        3,541

---------------

(1)      Does  not  include  capitalized  software  development  costs  of $691,
         $1,105,  $2,321,  $3,372,  and  $4,471  recorded  for the  years  ended
         November 1993, 1994, 1995, 1996 and 1997, respectively,  and $3,207 and
         $2,800  for  the  nine   months   ended   August  31,  1997  and  1998,
         respectively.
(2)      Weighted average common and common  equivalent  shares  outstanding for the periods  shown include the effect of common stock  equivalents,  if dilutive.
(3)      Software   investment  consists  of  product  development  expense  and capitalized software development costs.


(4) Includes results of Effective Management Systems of Illinois, Inc. and Intercim Corporation since being acquired effective March 31, 1995 and September 6, 1995, respectively.

   Management's Discussion and Analysis of Financial Condition and Results of
    Operations - At and for the Three and Nine Months Ended August 31, 1998
          Compared to the Three AND Nine Months Ended August 31, 1997.

     Overview

          The Company recorded a decrease of 15.5% in net revenues and a net loss of $1,093,000 for the third quarter of fiscal 1998 compared with a net loss of $1,044,000 for the third quarter of fiscal 1997. The third quarter of fiscal 1998 does not reflect a tax benefit relating to the loss because the Company is in a loss carry forward position for financial reporting purposes. Software revenues were down 22.1% in the third quarter of fiscal 1998 compared to the same period in the prior year. Management believes this decrease in software revenues was mainly the result of the attention and efforts spent in the transition to adding the new Baan product line, reduced revenues from restructured operations (a reduction of $716,000 from the third quarter of 1997) and reduced revenues due to lower levels of personnel caused by attrition. The Company recorded a decrease in net revenues of 6.0% and a net loss of $10,022,000 (including a $6,836,000 restructuring charge incurred in the second quarter of 1998) for the first three quarters of fiscal 1998, compared with a net loss of $2,308,000 for the first three quarters of fiscal 1997. Although the goal of the Company is to return to profitability, no assurance can be given that the various measures that the Company has taken will actually result in the achievement of this goal. Our long term success is also dependent on our ability to attract and retain a highly qualified sales, development and service staff. We have recently experienced attrition at rates higher than our historical experience. We have taken steps to curtail the attrition, but no assurance can be given that these steps will be successful or that further attrition will not materially impact our financial performance.

     Results of Operations

     Net Revenues

          Net revenues were $8,182,000 for the three months ended August 31, 1998, which was a decrease of 15.5% from the $9,682,000 for the same quarter in the previous year. Net revenues were $27,776,000 for the nine months ended August 31, 1998, which was a decrease of 6.0% from the $29,539,000 for the same period in the previous year. the overall decrease in revenues for the three months ended August 31, 1998 was attributable primarily to the attention and efforts spent planning and executing the restructuring plan. The mix of revenues comparing software, services and hardware revenues as a percentage of net revenues was 47.3%, 48.6%, and 4.1%, respectively, in the third quarter of fiscal 1998, as compared with 51.3%, 42.3%, and 6.4%, respectively, in the third quarter of fiscal 1997. The mix of revenues comparing software, services and hardware revenues as a percentage of net revenues was 48.9%, 45.9%, and 5.2%, respectively, in the first three quarters of fiscal 1998, as compared with 49.1%, 41.8%, and 9.1%, respectively, in the first three quarters of fiscal 1997. International revenues represented less than 10% of net revenues for all periods presented. The Company's operating revenues can vary substantially from quarter to quarter based on the size and timing of customer software backlog because software orders are generally shipped as orders are received. As a result, product revenue in any quarter is substantially dependent on software orders booked and shipped during that quarter.

     Software License Fees

          Software license fees are customer charges for the right to use the Company's software products. Software license fees decreased 22.1% to $3,866,000 in the third quarter of fiscal 1998 from $4,963,000 in the third quarter of fiscal 1997. The decrease in software license fees was mainly attributable to the attention and efforts spent in the transition to adding the new Baan product lines, reduced revenues from restructured operations (a reduction of $664,000 from the third quarter of fiscal 1997), and reduced revenues due to lower levels of sales personnel caused by attrition. As additional sales personnel continue to train in the Baan products, sales productivity temporarily decreases. The length of the sales cycle can range from two to twelve months depending on such factors as the size of the prospect or complexity of the prospect need. The Company is also in the process of building a sufficient level of prospect leads to maintain and enhance necessary levels of sales activity. Management expects that this decrease in productivity will mainly continue during the next fiscal quarter, and, thereafter, productivity is expected to increase. Management is also actively recruiting new sales talent through various methods. Software license fees decreased 6.3% to $13,573,000 in the first three quarters of fiscal 1998 from $14,491,000 in the first three quarters of fiscal 1997. The decrease was mainly attributable to the reasons mentioned above for the third quarter of the 1998 fiscal year except that software revenues rose in the first quarter of fiscal 1998 due to the introduction of new products.

     Service Revenues

          We offer a number of optional services to our customers, including such services as a telephone support program, systems integration, custom software development, implementation consulting, and formal classroom and on-site training. Service revenues decreased to $3,977,000 for the three months ended August 31, 1998, as compared with $4,095,000 for the same period of the prior year. This decrease was mainly the result of a lower level of service personnel though attrition. Service revenues increased to $12,748,000 for the nine months ended August 31, 1998, as compared with $12,361,000 for the same period of the prior year. Management expects the level of service demand to grow as the Company transitions to the addition of the Baan product line and recognizes the incremental revenues associated with that transition. We have expanded our recruiting efforts and have begun to hire additional service personnel.

     Hardware Revenues

          Hardware revenues decreased 45.7% to $339,000 in the third quarter of fiscal 1998 compared with $624,000 for the corresponding period of 1997. Hardware revenues decreased 45.9% to $1,455,000 in the first three quarters of fiscal 1998 compared with $2,687,000 for the corresponding period of 1997. The decrease was mainly due to increased sales of software on platforms for which the Company does not supply hardware and the discontinuation of hardware sales to an affiliate of the Company, EMS Solutions, Inc. (a decrease of $93,000 and $334,000 from the third quarter and first three quarters of 1997, respectively) (See General and Administrative Expense below). Management expects the trend of declining hardware sales to continue due to the increasing sales of software licenses operating on the Microsoft Windows NT platform. Hardware used with the Microsoft Windows NT platform is either generally already in place at the customer site or readily available from local suppliers who can also provide local support.

     Cost of Software License Fees

          The cost of software license fees as a percentage of related revenue was 27.4% for the third quarter of fiscal 1998, an increase from 26.6% for the corresponding period of 1997. The cost of software license fees as a percentage of related revenue was 30.7% for the first three quarters of fiscal 1998, an increase from 27.5% for the corresponding period of 1997. Cost of software license fees is composed of both amortization of past investment in software development and the third party costs associated with the software revenues. Software amortization is related to past investment in software development and does not vary consistently with variations in software revenues. We wrote off a substantial portion of our past investment in software development in conjunction with our restructuring efforts in the quarter ended May 31, 1998. (See the discussion under the caption "Restructuring and Other Charges" in the section of the Company's Form 10-Q for the period ended May 31, 1998 titled "Management's Discussion and Analysis of Financial Condition and Results of Operations"). Software amortization decreased $343,000 in the third quarter of fiscal 1998 as compared to the same period of 1997 as a result of the amounts written off of previously capitalized development costs in the restructuring. The cost of software license fees is also dependent on the level of third party costs associated with certain software revenues and includes such items as purchased licenses and other components. The third party costs includes costs associated with the new Baan product line revenues and vary directly with those revenues. The remaining increases in the cost of software license fees as a percentage of related revenue was due to these third party costs and to lower levels of software revenue.

     Cost of Services

          The cost of services as a percentage of related revenue increased to 90.0% for the three months ended August 31, 1998 as compared with 82.7% for the same quarter in the previous year. The increase was mainly due to additional compensation for current personnel, higher costs of outside sourced labor, and additional warranty work associated with new versions of the Company's software. The cost of services as a percentage of related revenue decreased to 79.8% for the nine months ended August 31, 1998 as compared with 85.6% for the same period in the previous year. The decrease was mainly due to increased levels of customer billing generated by existing personnel less the factors listed above for performance during the third quarter of fiscal 1998. We have experienced increased levels of service business from our customer base and a reduction in employees through attrition. The current service backlog exceeds current capacity and the Company continues efforts to hire additional service personnel. Management expects the cost of services as a percentage of related revenue to increase slightly with the additional training costs associated with the hiring of new personnel. We also continue to take further steps to reduce the level of customer warranty work by enhancing the quality of our software through improved internal processes.

     Cost of Hardware

          The cost of hardware as a percentage of related revenue decreased to 68.4% in the third quarter of fiscal 1998 from 75.0% in the third quarter of fiscal 1997. The cost of hardware as a percentage of related revenue decreased to 76.4% in the first three quarters of fiscal 1998 from 77.2% in the first three quarters of fiscal 1997. The cost of hardware as a percentage of related revenue varies with the size of the system, the margin mix of items comprising the system being sold, and the competitive pressure of the customer sale. The cost of hardware as a percentage of related revenue also varies with the amount of low margin hardware sales to affiliates. Hardware sales to affiliates declined by $93,000 in the third quarter of fiscal 1998 compared to the third quarter of fiscal 1997 and declined by $334,000 in the first three quarters of fiscal 1998 compared to the first three quarters of fiscal 1997.

     Selling and Marketing Expenses

          Selling and marketing expenses decreased $1,242,000, or 29.2%, from $4,259,000 in the third quarter of fiscal 1997 to $3,017,000 in the third quarter of fiscal 1998. Selling and marketing expenses decreased $1,060,000, or 9.5%, from $11,103,000 in the first three quarters of fiscal 1997 to $10,043,000 in the first three quarters of fiscal 1998. This decrease was mainly due to the restructuring resulting in reduced staffing and closed locations, and reduced marketing expense. The Company also experienced lower compensation expense related to employee attrition.

     General and Administrative Expenses

          General and administrative expenses decreased $7,000, or 1.1%, from $631,000 in the third quarter of fiscal 1997 to $624,000 in the third quarter of fiscal 1998. General and administrative expenses decreased $156,000, or 5.2%, from $2,993,000 in the first three quarters of fiscal 1997 to $2,837,000 in the first three quarters of fiscal 1998. The decrease in general and administrative expenses was mainly due to a reduction of expense related to the restructuring. As a percentage of net revenues, general and administrative expenses were 7.6% and 6.5% in the third quarter of fiscal 1998 and 1997, respectively. As a percentage of net revenues, general and administrative expenses were 10.2% and 10.1% in the first three quarters of fiscal 1998 and 1997, respectively. The increase in general and administrative expenses as a percentage of net revenues was mainly attributable to the reduced level of revenues during the transition to adding the Baan product line.

     Product Development Expense

          Product development expense decreased 3.9% from $621,000 in the third quarter of fiscal 1997 to $597,000 in the third quarter of fiscal 1998. Product development expense, exclusive of reductions for capitalized software, decreased by $24,000, and capitalized software decreased by $308,000. Product development expense increased 16.6% from $1,817,000 in the first three quarters of fiscal 1997 to $2,118,000 in the first three quarters of fiscal 1998. The Company capitalizes costs in accordance with Statement of Financial Accounting Standard (SFAS) No. 86. The Company capitalized $737,000 of product development costs in the third quarter of fiscal 1998 compared to $1,045,000 in the third quarter of fiscal 1997. The Company capitalized $2,800,000 of product development costs in the first three quarters of fiscal 1998 compared to $3,207,000 in the first three quarters of fiscal 1997. With the completion of two major development projects and with the cessation of development of software products for large customers which software is now supplied through the relationship with Baan, the Company has reduced the level of investment in product development.

     Restructuring and Other Charges

          In the second quarter of fiscal 1998, the Company recorded a restructuring charge of $6,836,000 related to entering into a new distributor arrangement for manufacturing software, and a reduction of costs focused on improving the Company's financial performance. Approximately $6,600,000 of the total charge has been paid or expensed as of August 31, 1998. The Company anticipates the remaining liability of approximately $200,000 to be paid in the fourth quarter of fiscal 1998, which will be financed through working capital.

     Other Income (Expense)

          Other income (expense) was $39,000 of expense for the third quarter of fiscal 1997 compared to $165,000 of expense for the third quarter of fiscal 1998. Other income (expense) was $176,000 of expense for the first three quarters of fiscal 1997 compared to $481,000 of expense for the first three quarters of fiscal 1998. The increase in the level of expense was mainly the result of an increase in interest expense as a result of increased borrowings under the Company's borrowing facility.

     Income Tax

          No income tax benefit was recorded for the third quarter of fiscal 1998 or the third quarter of fiscal 1997. A small tax expense of $33,000 (for state and local taxes) and no income tax benefit was recorded for the first three quarters of fiscal 1998 compared to a benefit of $883,000 for the first three quarters of fiscal 1997. At August 31, 1998, the Company, for financial reporting purposes, is in a tax loss carryforward position. Generally accepted accounting principles prohibit the Company from recording a tax benefit under these circumstances.

     Liquidity and Capital Resources

          At August 31, 1998, the Company had cash and marketable securities aggregating $8,000. During the first three quarters of fiscal 1998, the Company's operating activities provided $1,656,000 of cash compared to using $160,000 of cash for the same period of the prior year. This decrease in the use of cash was mainly attributable to the restructuring of our operations and the reduction in accounts receivable. On September 29, 1998, the Company received payment in full of $307,000 on a note from EMS Solutions, Inc. which was, "previously to be paid over a six year term beginning January 1, 1998. Investing activities used cash of $2,712,000 in the first three quarters of fiscal 1998 compared to using $3,901,000 of cash in the first three quarters of fiscal 1997. The principal use of the cash in the first three quarters of fiscal 1998 was $2,800,000 capitalized product development. The principal uses of cash in the first three quarters of fiscal 1997 included $3,207,000 for capitalized product development and $1,101,000 for purchases of equipment and furniture. Financing activities provided $1,050,000 of cash in the first three quarters of fiscal 1998 compared with providing $3,602,000 of cash in the first three quarters of fiscal 1997. The cash provided in fiscal 1998 mainly reflected the equity contribution from the Company's preferred stock offering. (See Note 5 to the Consolidated Financial Statements) As of August 31, 1998, we, based on the level of eligible accounts receivable, had $1,828,000 of availability under our then $6,000,000 line of credit. As of September 30, 1998, we had $569,000 of availability under our line of credit. The Company's credit agreement with Foothill Capital Corporation also contains certain restrictive covenants relating to income (EBITDA), tangible net worth, and level of capital expenditures. On October 6, 1998, we amended our loan facility to reset the tangible net worth and EBITDA covenants to levels in keeping with the Company's current financial position. The amendment also restructured the loan facility to increase the term loan by $776,553 with an amortization period of 36 months and to reduce the revolving line of credit to a limit of $5,000,000. These changes will provide the Company with additional short-term working capital. In order to meet financial covenants in the future, the Company will need positive operational results in the short term. In the event that the Company's performance does not improve in the short term, the Company will need to secure additional waivers and/or alternative sources of financing. We are continuing our review of alternative sources of financing to deal with our current financial status. Although management believes that waivers and/or additional financing can be obtained, if needed, no assurance can be given that waivers or such additional financing will be available to the Company on acceptable terms. In the event that we are unable to secure necessary waivers or additional financing, it would likely have a material adverse effect on the Company's liquidity, including its ability to fund continuing operations at current levels.

     Year 2000

          The  Company   utilizes  a   combination   of  its  own  software  and
custom-written systems for running its own operations. Based on its own evaluation, the Company believes that it will incur no significant costs associated with ensuring Year 2000 compliance of its internal systems. Since the release of version 5.1.2 of the Company's software product, the Company's software product has been Year 2000 compliant.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - AT AND FOR THE FISCAL YEARS ENDED NOVEMBER 30, 1997, 1996 AND 1995.

     Overview

          The Company recorded a loss of approximately $2.2 million in fiscal 1997 as compared with net income of $153,000 in fiscal 1996. The decline-in results of operation was due in part to the delayed introduction of version 6.0 of the Company's TCM software product as well as increased service costs associated with the implementation of new products and technologies. On November 26, 1997, the Company released version 6.0 of its TCM product which management believes will positively impact the Company's position in the market. TCM version 6.0 of the Company's product basically completed the application of a Windows compliant interface, the lack of which had negatively impacted software sales in the past. Also in fiscal 1997, the Company initiated a cost reduction program (the "1997 Cost Reduction") with the goal of reducing costs by $2 million per annum. The Company also announced a restructuring of executive management, which included the departure of two executives. The results of both these cost reductions are expected to be fully realized as fiscal 1998 progresses.

          The Company recorded a small increase in net income for fiscal 1996 compared with fiscal 1995. The increase was mainly the result of the introduction of new products and technologies along with the expansion of new market channels. During fiscal 1996, the Company became the first pre-integrated supplier of manufacturing software to fully integrate customer service, engineering, production control, dispatching, quality control and machine tool communication.

          Effective March 3 1,1995, the Company acquired the remaining 50% interest (in addition to the 50% interest previously owned) in Effective Management System of Illinois, Inc. ("EMS-ILL") for a cost of approximately $793,000 in Company common stock, cash, and related direct acquisition costs. The acquisition was accounted for as a purchase and resulted in the Company recording $395,000 of goodwill, which is being amortized over a twenty-year period.

          On September 6, 1995, the Company acquired all of the common stock of Intercim Corporation ("Intercim") for a cost of approximately $3,355,000 in Company common stock, warrants and related direct acquisition costs. The warrants have a ten-year term and an exercise price of 56.75. The acquisition was accounted for as a purchase. Goodwill of $1,437,000 resulted from the
transaction,   which  is  being  amortized
over a twelve-year period. The acquisitions of EMS-ILL and Intercim are herein referred to as the "1995 Acquisitions."

     Results of Operations

          Total Revenue. Total revenue for fiscal 1997 increased 3.4% to $42,645,000 from $41,257,000 in fiscal 1996 and grew 42.1% from $29,024,000 in fiscal 1995 to fiscal 1996. The mix of software, services, and hardware revenues was 51.0%, 39.4%, and 9.6%, respectively, in fiscal 1997 as compared to 46.3%, 37.4%, and 16.3%, respectively, in 1996, and 39.7%, 37.8%, and 22.5%, respectively, in 1995. The growth in software and service revenues as a percentage of total revenues during these years was the result of a strategic decision by the Company to focus its marketing and selling efforts on generating an increased percentage of its revenues from higher margin software and services as opposed to lower margin hardware sales. International revenues represented less than 10% of total revenues for all periods presented.

          Software License Fee Revenues. Software license fee revenues are customer charges for the right to use the Company's software products. These revenues increased 13.9% to $21,752,000 in fiscal 1997 from $19,094,000 in fiscal 1996. The main reason for this increase was the additional sales made to new customers during fiscal 1997. Software license fee revenues increased to $19,094,000 in fiscal 1996 from $11,534,000 in fiscal 1995. The 1995
Acquisitions accounted for $4,622,000 of the fiscal 1996 increase in revenues. Exclusive of the revenues from the 1995 Acquisitions, the increase in software license fees during fiscal 1996 was mainly the result of new sales from a marketing relationship with International Business Machines Corporation, the hiring of additional sales personnel, and increased productivity of existing sales personnel.

          Service Revenues. The Company offers both mandatory and optional services to its customers. Services provided include a telephone support program, systems integration, custom software development, implementation consulting, and formal classroom and on-site training. Service revenues increased 8.9% to $16,781,000 in fiscal 1997 from $15,412,000 in fiscal 1996.
Service revenues increased 40.6% to $15,412,000 from $10,962,000 in fiscal 1995. These increases were primarily due to growth in the customer base and normal price increases. Of the increase in fiscal 1996, $4,496,000 was attributable to the 1995 Acquisitions.

          Hardware Revenues. As an option, the Company sells computer hardware manufactured by others, along with the Company's software and services, to provide its customers "integrated" solutions to their management information system needs. Hardware revenues decreased 39.1% to $4,112,000 in fiscal 1997 from $6,751,000 in fiscal 1996. The decrease was mainly due to increased sales of software on platforms for which the Company does not supply hardware. The Company has decided to reduce its sales of commodity priced hardware products and those which require specific expertise beyond the scope of the Company's product focus. The Company has developed relationships with various system integrators which sell the hardware and provide these value-added hardware services. Hardware revenues increased 3.4% to $6,751,000 in fiscal 1996 from $6,528,000 in fiscal 1995. This increase was primarily attributable to the 1995 Acquisitions.

          Cost of Third-Parry Software License Fees. Most of the Company's system sales also include the sale of a report writer, a word processor, and/or other software components provided by outside suppliers. The integration of these products into the Company's software products generally requires that the Company pay royalties to these suppliers. Cost of third-party software license fees increased to $3,065,000 in fiscal 1997 from $2,484,000 in fiscal 1996, and from $1,419,000 in fiscal 1995. Since these third-party software products are generally sold in conjunction with the Company's software license, the increase was primarily attributable to a rise in the level of the Company's software license fees. In fiscal 1996, the 1995 Acquisitions added $470,000 to the cost of third-party software license fees.

          Software Development Amortization. Software development amortization represents the amortization of past investments made by the Company in product development. Software development amortization increased from $879,000 in fiscal 1995 to $1,591,000 in fiscal 1996, and to $2,535,000 in fiscal 1997. In 1994, the Company made a decision to significantly advance software products and technologies. This strategic decision resulted in a substantial increase in the Company's investment in software product development.

During the three-year period ended November 30, 1997 and prior to the final completion of the software products, growth in software development amortization exceeded the growth of software license fees.

          Cost of Services. Cost of services as a percentage of related revenues increased to 83.4% in 1997 from 78.6% in 1996. The main reasons for the increases include allocation of resources to assist in developing new product, educational costs related to new products and technologies, training costs associated with new personnel, increased costs related to warranty work, and the costs of establishing a sales and service presence in China ($245,000). The 1997 Cost Reduction reduced fiscal 1997 cost of services by $264,000 through a work force reduction and a decrease of indirect activities. Cost of services as a percentage of related revenues increased to 78.6% in fiscal 1996 from 71.9% in fiscal 1995. The increase was attributable to a rising cost of labor; additional management expense relating to expanding the service organization; additional expenses to further develop a worldwide learning initiative related to new selling relationships (3.5% of related revenues in fiscal 1996); and the training expense related to newly-hired employees.

          Cost of Hardware. Cost of hardware as a percentage of related revenues increased to 79.3% in fiscal 1997 compared to 73.8% in fiscal 1996. Cost of hardware as a percentage of hardware revenues decreased to 73.8% in 1996 from 78.4% in fiscal 1995. Cost of hardware as a percentage of related revenues varies with the amount of price discounting, the proportion of high margin hardware sales where the Company brings technical expertise to the process, and the proportion of customers who purchase low margin hardware from the Company. Cost of hardware as a percentage of related revenues can rise or fall depending on the mix of these factors. Additionally, the cost of hardware as a percentage of hardware revenues can vary due to the proportion of lower-margin sales (cost plus 11 %) made to the Company's joint ventures and affiliates, which were $534,000, $1,264,000, and $1,091,000 in fiscal 1997, 1996, and 1995, respectively. Commencing January 1, 1996, the Company began charging 11% over cost on hardware sales (previously sold at cost) to EMS Solutions, In:., an affiliated entity owned by certain officers of the Company, to match similar terms offered to the Company's joint ventures. In June, 1997, EMS Solutions, Inc. ceased the purchase of hardware from the Company and began sourcing the hardware through non-affiliated outside vendors. Sales of hardware to EMS Solutions, Inc. were $331,000 in fiscal 1997, $851,000 in fiscal 1996 and $926,000 in fiscal 1995.

          Net Product Development Expenses. Product development expenses, net of amounts capitalized, increased from $1,086,000 in fiscal 1995 to $2,235,000 in fiscal 1996 and to $2,391,000 in fiscal 1997. These increases were mainly the result of the Company's strategic initiative to increase investment in the development of future products, including the incorporation of various new technologies into the Company's software products. The 1997 Cost Reduction lowered new product development expense by $876,000 through reduction of the use of third-party consultants and a work force reduction. Management does not expect the reductions to impair the Company's research and development since such cost reductions represent a reduction in a temporary ramp-up to speed delivery of version 6.0 of the Company's software and a reduction in the number of consultants retained in respect to a customer project which was subsequently discontinued by the customer. In fiscal 1996, tie 1995 Acquisitions Added $659,000 to product expense, excluding $1,329,000 which was capitalized in accordance with Statement of Financial Standards (SFAS) No. 86. Management expects product development expense to stabilize in 1998 as effort relating to the incorporation of certain new technologies concludes. Total development expense (defined as net development expense plus amounts capitalized) increased to $6,862,000 in fiscal 1997 from $5,607,000 in fiscal 1996 and from $3,407,000 in fiscal 1995. These expenses expressed as a percent of related software revenues were 31.5%, 29.4% and 29.5% in fiscal 1997, 1996 and 1995, respectively.

          Selling and Marketing Expenses. Selling and marketing expenses increased to $15,957,000 in fiscal 1997 from $14,060,000 in fiscal 1996 and $9,479,000 in fiscal 1995. As a percent of gross margin (total net revenues minus total costs of products and services), selling and marketing expense increased from 70.0% to 80.7% between fiscal 1996 and fiscal 1997, and from 69.1% to 70.0% between fiscal 1995 and fiscal 1996, respectively. The increase in selling and marketing expense as a percent of gross margin between fiscal 1997 and fiscal 1996 was due to: 1) lower margin due to higher costs of software license fees (see above) and higher costs of services (see above); 2) increased expenses from developing international markets ($134,000) and lower productivity of new personnel; and 3) concern of prospective customers regarding the Company's negative operational results for fiscal 1997. The 1997 Cost Reduction lowered selling and marketing expense by $730,000 in fiscal 1997, mainly through a decrease in international market expansion, a focusing of market communications, and work force reduction. The 1995 Acquisitions accounted for $1,756,000 of the increase in the selling and marketing expenses in fiscal 1996.

          General and Administrative Expenses. For fiscal 1997, general and administrative expense increased to $3,838,000 from $3,416,000 in fiscal 1996 and from $3,029,000 in fiscal 1995. As a percent of gross margin (total net revenues minus total costs of products and services), these expenses were 22.1%, 17.0% and 19.4% in fiscal 1995, 1996 and 1997, respectively. The increase in general and administrative expense as a percent of gross margin from fiscal 1996 to fiscal 1997 was mainly due to an increase in the provision for bad debts (2.5%). The 1997 Cost Reduction lowered general and administrative expense by $303,000 in fiscal 1997 mainly through a work force reduction. The 1995 Acquisitions increased general and administrative expense by $1,009,000 in fiscal 1996. Other primary reasons for the increase in fiscal 1996 compared to fiscal 1995 include additional depreciation from rising levels of capital purchases ($161,000); added support personnel for system and facilities needs ($71,000); and additional administrative costs attributable to the growth in hardware and service revenues.

          Other Income/Expense. Other income/expense provided $377,000 of expense for fiscal 1997 compared with $118,000 of expense for fiscal 1996 and $80,000 of income for fiscal 1995. Equity losses from affiliates were $25,000 in fiscal 1997 compared with $25,000 of income for fiscal 1996 and $31,000 of losses in fiscal 1995. The equity earnings for fiscal 1995 declined, in part, due to the merger with EMS-ILL, which resulted in reduced equity earnings from this former joint venture. Interest expense and interest income were $399,000 and $47,000, respectively, in fiscal 1997; $145,000 and $89,000, respectively, in fiscal 1996; and $52,000 and $176,000, respectively, in fiscal 1995. The decrease in interest income and the simultaneous rise in interest expense were mainly due to the Company's reduction in cash and short-term assets to fund investments in products, distribution channels, and service infrastructure. The Company anticipates that interest expense will continue to rise in the short-term with continued application of cash for operating and capital expenditure purposes.

          Income Tax Expense. The effective income tax benefit rate was 22.2% for fiscal 1997 versus an effective income tax rate of 42.3% for fiscal 1996 and 37.6% for fiscal 1995. In fiscal 1997, the Company recorded a valuation allowance equal to 100% of the net deferred tax assets based on uncertainty regarding realization of such assets and thereby reduced the amount of tax benefit recorded by $329,000. In fiscal 1996, the effective income tax rate was higher than in fiscal 1995 due to reduced tax-exempt interest income and non-deductible meals and entertainment expenses.

     Liquidity and Capital Resources

          Cash provided by operations was $1,733,000 in fiscal 1997, $2,906,000 in fiscal 1996 and $1,915,000 in fiscal 1995. Non-cash expenditures, including both depreciation relating to capital expenditures and amortization associated with software product development, contributed to the cash provided.

          Investment activities used cash of $5,363,000 in fiscal 1997 compared to $4,163,000 of cash in fiscal 1996 and $1,850,000 of cash in fiscal 1995. The cash was used to fund capital expenditures of $1,177,000, $1,424,000, and $1,430,000 in fiscal 1997, 1996, and 1995, respectively, and to fund investment in capitalized software product development of $4,471,000, $3,372,000 and $2,321,000 in fiscal 1997, 1996, and 1995, respectively. The Company sold $505,000 of available-for-sale securities in fiscal 1997, $1,247,000 of available-for-sale securities in fiscal 1996, and $1,584,000 of available-for-sale securities and $743,000 hold-to-maturity securities in fiscal 1995, which funded, in part, the capital expenditures and capitalized product development. For fiscal 1998, the Company estimates that capital expenditures will approximate $1,000,000 and capitalized software product development will approximate $4,000,000.

          Financing activities provided $2,778,000 of cash in fiscal 1997, $1,788,000 of cash in fiscal 1996, and used $10,000 of cash in fiscal 1995. As of November 30, 1997, the Company had $2,538,000 of availability under its then existing $6,300,000 revolving line of credit based on the level of the Company's eligible accounts receivable. On December 31, 1997, the Company entered into a new borrowing agreement with Foothill Capital Corporation to replace its prior facility. The new facility includes a $6,000,000 revolving line of credit and a three-year term note for $3,112,500. Interest on the revolver is payable monthly based on the bank's base rate plus .75% (9.25% on December 31, 1997); the term note bears interest at 13.5% per year. The new agreement does contain certain restrictive covenants relating to income (EBITDA) ,tangible net worth and level of capital expenditures. In order to meet these covenants, the Company will need positive operational results in fiscal 1998. As of December 31, 1997, the Company had $3,751,000 of availability under the new revolving line of credit.

          The Company utilizes a combination of its own software and custom written systems for running its own operations. Based on its own evaluation, the Company believes that there will be no significant costs associated with ensuring Year 2000 compliance of its internal systems. Since the release of version 5.1.2 of the Company's software product, the Company's software product has been Year 2000 compliant.

          American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition" (SOP 97-2), was issued in October 1997. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. Therefore, SOP 97-2 will effect transactions entered into by the Company beginning December 1, 1998. SOP 97-2 addresses various aspects of the recognition of revenue on software transactions and supersedes SOP 91-1, the policy currently followed by the Company. SOP 97-2 provides guidance on software arrangements consisting of multiple elements, evidence of fair value, delivery of elements, accounting for service elements, and software arrangements requiring significant Production, modification, or customization of software.

                                    BUSINESS

     Overview

          We develop, market and support integrated manufacturing and business management software. Our Time Critical Manufacturing/TM/ ("TCMJ/TM/") software is designed with the underlying philosophy that time is a crucial element in manufacturing, and that reducing time in the manufacturing process leads directly to increased profits for the manufacturer. TCMJ/TM/ software integrates technologies such as electronic data interchange ("EDI"), imaging, bar-coding, factory automation, engineering system integration, distributed numerical control ("DNC"), statistical process control ("SPC"), and fourth generation language ("4GL") tools with our proprietary algorithms for scheduling and production, to optimize the customer's labor, capital and inventory utilization. The software we offer functions on the Windows NT, IBM AIX, Open VMS, SCO-Unix, and HP-UX operating systems. We also provide services support for its software products and, on a selective basis, sells computer hardware.

          Software products offered by the Company include: TCM/R/, which is a pre-integrated enterprise resource planning, accounting and manufacturing execution system; and FACTORYnet/R/ I/S, which is an integrated Manufacturing Execution System, providing production management, shop floor scheduling, and operations support. These software products are usually integrated with a bar code data collection system or direct machine controls, and provide up-to-the-minute information to track production and business operations. This facilitates real-time decision making and enables employees throughout an organization to respond quickly to marketplace demands and unanticipated events.

          We typically focus our sales and marketing efforts on discrete manufacturing plants. We have licensed our software products to over 1,500 customer sites. We distribute our products in the United States through eight branch offices and through six joint ventures and independent distributors. We have also established distribution channels through independent distributors in Japan, Korea, China, the United Kingdom, Belgium and Poland. In addition, the Company has joint ventures in China to support these distributors.

          We were incorporated in Wisconsin in 1978. We became a publicly held company as a result of our initial public offering which was completed in February 1994. During 1995, we acquired Intercim Corporation and the remaining interest in Effective Management Systems of Illinois, Inc., a joint venture subsidiary. In 1996, we acquired the remaining interest in Darwin Data Systems Corporation another joint venture subsidiary. For further details regarding these acquisitions, see Note 2 of Notes to the Company's Consolidated Financial Statements.

     Industry Background

          In the early 1970's, the Material Requirements Planning ("MRP") approach was developed to enable manufacturing companies, with the aid of computers, to plan and manage their businesses more efficiently by managing the flow of materials at various stages of the manufacturing process. In the 1980's, this management approach evolved into Manufacturing Resource Planning ("MRP II"), which considers labor and equipment planning for the manufacturing process as part of an iterative materials planning approach. Concurrently with the evolution of MRP II, manufacturing companies (predominantly in Japan) developed a management technique which emphasizes the supply of component parts to "assembly-oriented" manufacturing plants on a "just-in-time" basis. This technique not only was the first to emphasize "time" in its orientation, but also had other desirable outcomes for manufacturers, including improved quality, lower costs and lower inventory levels.

          In the 1990's, new management approaches for manufacturing companies have emerged which focus on "time" as the critical element in the manufacturing process. In these management approaches, the manufacturer analyzes the component of time across its entire organization with the goal of correlating the expenditure of time to the addition of value to the finished product or service. Beyond the production focus of the "just-in-time" environment, this new approach focuses on time in all areas of the operation from engineering to manufacturing and from customer order processing to shipment. This new approach differs from MRP II in that it often focuses on improving business operations by treating plant capacity and labor resources as the primary scheduling items and treating material availability as a secondary consideration in manufacturing planning. The new approach emphasizes "operations decision-making" support in contrast to the planning emphasis of MRP II and more recently developed planning systems such as Enterprise Resource Planning ("ERP"). In addition, a category of information systems has been identified as Manufacturing Execution Systems which compliments ERP systems by making available real-time information from the factory floor and enhancing production performance and decision-making associated with plant operations. We believe that these Manufacturing Execution Systems represent a relatively new marketplace with substantial benefit potential for manufacturers. We believe that this "time emphasis" in manufacturing management, which is the focus of our TCM/R/ and FACTORYnet/R/ I/S products, will be an essential component of the management approach for many manufacturers in the future.

     Strategy

          Our objective is to grow as a leading provider of integrated business software systems for discrete manufacturing plants within its target market. We have identified three strategic initiatives to achieve this goal.

          Focus on Time Critical Manufacturing. We believe that manufacturers are striving to become more "time competitive," and that manufacturing software which focuses solely on providing information for planning and on recording information for historical analysis will be inadequate to meet the needs and demands of manufacturers in the years to come. To be effective in the future, we believe that manufacturing software will be required to empower individuals at all levels of an organization to make immediate decisions regarding production processes and business activities. Since 1988, we have focused our resources on developing software to assist time-oriented manufacturing management. Our software facilitates real-time decision-making by enabling employees to change processes proactively and react quickly to marketplace demands and unanticipated events. With few exceptions, we believe that the limited number of information system implementations currently in place which have this "time" focus have been developed on an individual customized basis. We are not aware of other major products available in its target market for discrete manufacturers which offers both planning and execution systems and has a strategy of focusing on time.

          Commitment  to  Manufacturing   Execution  Systems.  We  believe  that
discrete manufacturers can gain significant competitive advantage by implementing Manufacturing Execution Systems. These systems bring together the data and information from ERP Systems, Industrial Control Systems, and Engineering Systems as illustrated below.

We offered our first Manufacturing Execution System package in 1988 and believe that it is currently a leader in this software segment. Typical business functions included in a Manufacturing Execution System are described below (see
- "Time Critical Manufacturing - Software Products"). Although the people in an organization which use this software on a minute-to-minute and hour-to-hour basis are the factory operations personnel, we believe that the value manufacturers realize from implementing a Manufacturing Execution System extends far beyond this realm. We believe, based on the experience of our customers, that the major benefit of implementing a Manufacturing Execution System within an organization is improved customer service and competitiveness. These systems allow an organization to reduce non-value added elapsed time in the overall business process. We currently offer two Manufacturing Execution System products, one which is pre-integrated with a total software offering for the entire enterprise (TCM/R/) and the second is FACTORYnet/R/ I/S in which our personnel use Manufacturing Execution System software to "round out" and complete partial manufacturing execution system initiatives already undertaken by the customer.

          Management believes Manufacturing Execution Systems provide a significant market opportunity for us and, correspondingly, has strategically committed the Company to enhancing its Manufacturing Execution System offerings and marketplace presence.

          Emphasis on Pre-Integrated Software for Discrete Manufacturing. Our experience in the marketplace resulted in the 1995 introduction of the first "pre-integrated" ERP/Manufacturing Execution System/Controls software offering for discrete manufacturers. This pre-integration initiative was facilitated by the acquisition of Intercim Corporation. In the first era of "custom" software, only large corporations could afford the risk and capital outlays necessary to develop such software. Results from these software investments were mixed and implementation times generally spanned from five years to infinity.

          During the 1980's the industry entered its second era of "custom systems integrated" software. During this era, which actually spans from the mid-1980's until the present time, systems integration organizations worked with manufacturing companies to procure software components (for example, ERP, Statistical Process Control, Plant Maintenance, etc.) and integrated them on a custom basis for a given facility or corporation. The advent of this era dramatically reduced risk and capital capacity and for the first time made such products affordable for mid-sized corporations. Implementation time frames were reduced to three to five years. This approach represents the state-of-the-art for many manufacturers today.

          We introduced the "pre-integrated" era in 1995 when we offered the first pre-integrated software package for discrete manufacturers. Software pre-integration means that a customer can buy a comprehensive set of software from us which has already been integrated and proven to function. The various software components may be built by us or suppliers to us. In the case where there are suppliers to us, we have generally established alliances so that it can have design influence over the software. The pre-integration package also contemplates that other software, for example, Computer Aided Design systems, may already be in place at the customer site. "Off-the-shelf interfaces" for popular Computer Aided Design systems which also are proven in advance are available to facilitate interaction with these software products. Pre-integrated software reduces risk and cost for the manufacturing company and also allows manufacturers of varying sizes to take advantage of the features offered by the software. Implementation time frames for pre-integrated software are between nine and eighteen months. We plan to continue to focus on the pre-integrated software marketplace. During 1996, Version 5.3 of TCM/R/ became the first industry product to span the business functions from ERP through Manufacturing Execution Systems to Statistical Process Control (SPC) and Direct Numerical Control (DNC). This was followed in 1997 by Version 6.0 of TCM/R/, which brought this functionality into a Graphical User Interface (GUI) product, which improved the software's ease of use.

          We believe that "pre-integration" of much of this software reduces the time and cost of system implementations and increases the business value to the manufacturer similar to the way that "suites" of desktop software have affected that marketplace as compared to custom integration of word processing, data base, and spreadsheet desktop products.

     Software Products

          We develop, market and support TCM/TM/ application software for discrete manufacturing companies. We currently offer licenses for two software products: (a) TCM/R/, which is a full function business and ERP software system, including a pre-integrated Manufacturing Execution System providing production management, shop floor scheduling and operations support; and b) FACTORYnet/R/
I/S, which is a Manufacturing Execution System that provides production personnel with correct revisions of drawings, specifications, procedures, and instructions to help them make a better product and make it right the first time. Our software products are intended to provide a set of "tactical tools" which will enable the customer to achieve its strategic goals by correlating the expenditure of time to the addition of value to the finished product or service.

          Our products are designed for discrete manufacturers, including both stand-alone manufacturing plants and autonomous divisions of large corporations. "Discrete" manufacturers assemble or fabricate parts into finished products as distinguished from "process" manufacturers which mix, separate and otherwise combine or control ingredients to create finished products. Our focus on discrete manufacturers includes the market segments of repetitive and electronics manufacturers which some people identify as additional market segments.

Time Critical Manufacturing -- Software Products

          Our software provides assistance for a broad range of tasks identified in the six categories set forth below. The TCM/R/ product can include software from all of these six categories. TCM/R/ and FACTORYnet/R/ I/S provide different capabilities within the Manufacturing Execution System and Decision Support Tools categories described below. We anticipate that over time the two
Manufacturing Execution System product offerings will evolve into a single product which is more comprehensive than either of the current Manufacturing Execution System offerings.

                   Time Critical Manufacturing Software Suites

I.   PLANNING
     Master Production Scheduling       Manufacturing Resource Planning II    Capacity Planning

II.  PRODUCT DATA MANAGEMENT
     Product Configurator               Engineering Change Control            Standard Bills of Material
     Standard Routings                  Computer Aided Manufacturing ("CAM")  Document Library
     Item Master                        Computer Aided Design ("CAD")         Standard Cost Build Up
                                        Interface

III. SUPPLY CHAIN MANAGEMENT
     Customer Service                   Inventory Control                     Procurement
     ----------------                   -----------------                     -----------
     Estimate/Quote                     Inventory Management                  Requisitions
     Customer Maintenance               Distribution Management               Vendor Maintenance
     Customer Order Processing                                                Purchase Orders
     Shipping                                                                 Vendor Performance
     Liability & Warranty                                                     Electronic Data Interchange
     Electronic Data Interchange

IV.  MANUFACTURING EXECUTION SYSTEM
     Shop Floor management              Job Cost
     Bar Code Factory Data Collection   Time & Attendance
     Plant & Equipment Maintenance      Shop Floor Scheduling
     "As Built History"                 Quality Management*
     Electronic Traveler                Machine Interface
     Message & Alarms                   EMS Gateway
     Electronic Work Instructions
     Distributed Numerical Control

V.   FINANCE, ACCOUNTING AND


                                       30

     ADMINISTRATION                     General Ledger                        Fixed Assets*
     Accounts Receivable                Human Resources*
     Accounts Payable                   Payroll*
     Standard Cost

VI.  DECISION SUPPORT TOOLS
     Executive Information System       Document Library
     Report Writer                      E-Mail
     Database                           Internet
     Notification Services              ODBC Access

*These Products Are Provided Based On Third Party Sublicensing Alliances.


I.       Planning.

          The planning modules provide master production scheduling capability integrated with rough cut capacity planning to assist production organizations in planning materials requirements and manufacturing resource levels for the manufacturing facility.

II.      Product Data Management ("PDM").

          PDM modules allow for product definition and control of engineering changes and relationships among component parts. These modules include software which interface with industry popular CAD systems and offer CAM software.

III.     Supply Chain Management.

          Customer Service. Modules provide control over the customer order cycle, including quotations, order entry, acknowledgment printing, pick ticket printing, shipping and invoicing. These modules allow for flexible pricing tables and multiple order types, including telephone orders, blanket orders and releases, over-the-counter orders and credit memos. We believe that our software for EDI, which facilitates electronic order entry and advance shipping notification, is particularly useful in meeting the needs of the automotive and retail supply industries.

          Inventory Management. The Inventory Management modules provide engineering data control and offer inventory record keeping, availability projections and replenishment planning. These modules provide bin, lot and serial number control, multi-location support, cycle counting and physical inventory control.

          Procurement. The Procurement modules provide control of the purchasing cycle, including authorized vendor price quotations, purchase order entry and printing, receipts entry and vendor performance analysis. These modules coordinate blanket orders and releases, one-time purchase orders, orders for non-productive materials and electronic mail notification upon receipt.

IV.      Manufacturing Execution System.

          The TCM/R/ and FACTORYnet/R/ I/S software products offer integrated Manufacturing Execution Systems which (i) provide production management, shop floor scheduling, distribution of "electronic drawings" as well as textual information on factory floor computer workstations, (ii) collect information from bar coding systems and (iii) facilitate the establishment of direct connections for virtually any NC/CNC machine tool and/or CAD systems. The products also include quality systems integration for SPC analysis. These Manufacturing Execution Systems may operate as stand-alone systems or be integrated into existing customer systems, and are pre-integrated with the remainder of the our software.

V.       Finance, Accounting  and Administration.

          These modules provide general accounting and financial assistance in tracking and estimating planned and actual work-in-process costs. Any information from the finance and accounting database may be readily pulled into personal computer spreadsheet systems for further analysis and reporting. These modules also interface with third party human resource, fixed assets, and payroll software products sold by us.

VI.      Decision Support Tools.

          These software modules are a combination of internally developed and third party software sold by us which facilitate easy data management, analysis, customization, communication, etc., with and between the our software and other software in the customer's computing environment.

          Our software modules may be licensed individually or in combination to allow companies with differing business needs and schedules to have flexibility in the implementation of the software system. Customers generally license between $30,000 and $1,000,000 of software per plant, with the total license fees per plant based on the modules licensed and a per seat license fee.

     Software Technology

          We invest in a wide range of software technologies which are important not only for the our end user customer but also for our internal software development and distribution. In appropriate circumstances, we have licensed software developed by others and integrated various features of that software into its own software products. For example, our software products incorporate imaging technology, which enables the user to store and interactively display images such as photographs of steps in a particular production process, diagrams of manufacturing sub-assemblies or motion video depicting the proper operation of a machine. This imaging capability facilitates manufacturing and production set-up and also assists users in satisfying ISO 9000 certification criteria (a set of international quality standards). Our products also include EDI, which facilitates electronic order entry and advance shipping notification.

          For internal software development, we employ 4GL sets of development tools which we believe are instrumental in achieving software productivity improvements and allow end users flexibility to customize their software systems. We have also developed proprietary software which facilitates the conversion of our software products into various foreign languages, including complex Asian languages. We believe that this technology is useful not only in penetrating foreign software markets, but also in assisting customers which use our software products on a multi-national basis.

          For a further discussion of our ongoing efforts to develop new software technologies, see "Product Development."

     Customer Services

          We offer comprehensive services for customers. Services provided by us include a telephone support program, system integration, custom software development, implementation consulting, and formal classroom and on-site training. At the customer's option, these services, which are available for both of our software products, can be provided entirely by us or may be supplied in part by the customer or another third party such as a systems integrator or consulting firm. These services, which provide a recurring stream of revenue for us, are offered on an unbundled basis for either an annual or a multi-year subscription period. All of the services offered by us are optional, except that we require first-time licensees of our software to subscribe for at least two years of telephone support. We believe that the availability of effective customer services is critical for customer satisfaction and to increase software license fee revenues. We further believe that services can provide a continuing and more predictable source of revenue as compared to software license fee revenues. For the years ended November 30, 1995, 1996, 1997 and the nine months ended August 31, 1998, services revenues accounted for 37.8%, 37.4%, 39.4% and 45.9% of our total net revenues, respectively.

The following is a brief description of the various services we provide:

          Telephone Support Program. Our telephone support program is a comprehensive, fee-based program designed to help customers obtain the maximum benefit from our business management software. The telephone support program is handled out of our Minnesota, Illinois, and Wisconsin offices and is staffed by thirty trained professionals. The program includes, among other services, answering technical questions regarding standard software, and diagnosing and resolving equipment and software problems.

          System Integration and Custom Software Development. We offer system integration and custom software development services, on a fee basis, to meet specific customer requirements and to integrate our software with a customer's existing computer system. We have developed a Time Critical Implementation Methodology ("TCIM"), which is a proprietary implementation methodology intended to facilitate integration and efficient implementation of our products at customer sites. This approach is designed to allow the customer to obtain business benefits sooner than with less structured methodologies. Ongoing technical support is also available from us to all customers who elect to purchase custom software development services.

          Implementation Consulting. We provide consulting services, on a fee basis, to assist customers in implementing our software systems using the TCIM approach. These services include value-added implementation planning, project management and specialized customer training. We employ a full-time professional services staff to provide these and other services.

          Training. We offer customers a series of both classroom and on-site training options. Training includes classroom and personal instruction at a number of our locations or at the customer's plant site. Standardized training is offered for a fixed fee per class.

     Hardware Products

          We sell computer hardware and data collection equipment in order to facilitate sales of our software products to customers requiring a complete management information system. We sell, among other hardware, factory data collection equipment, CAMates/R/ (a small specialized computer allowing users to monitor and collect data from production machines), bar coding systems, networking and communication equipment, and occasionally server and client computer hardware. The factory data collection and bar coding hardware is purchased from the original manufacturers and resold on a project basis. This equipment ranges from fixed mount bar code scanners and printers to portable units and radio frequency network units. We also offer our customers networking and communication hardware and server and client computing hardware which we purchase from original manufacturers, including Intermec Corporation, plus two distributors, Keylink SystemsSM and Ingram Micro, Inc. During the past several years, we have focused our efforts on generating an increasing percentage of our net revenues from software license fees, which have a higher margin than hardware revenues.

     Markets and Customers

          We target companies operating discrete manufacturing plants in the United States, Canada, the Pacific Rim, and Europe. These plants may be owned by privately held companies or by large, multi-national public corporations. Our customers include, among others, capital equipment manufacturers, job shops, high volume manufacturers, automotive suppliers, consumer product manufacturers, and aerospace equipment manufacturers. During each of the past three fiscal years, no one customer has accounted for more than 10% of our total net revenues.

     Sales and Marketing

          In the United States and Canada, we license our products and offer services through a direct branch office sales force, joint ventures and independent distributors as reflected in the table below:

Branch Office Locations       Independent Distributor         Joint Venture
                                   Territories                   Location

      Austin, TX                    Camarillo, CA             Cleveland, OH
     Baltimore, MA                 Miller Place, NY
      Boston, MA                    Menomonee, MI
      Chicago, IL                   Pittsburgh, PA
    Cincinnati, OH                    Wausau, WI
      Detroit, MI                West Des Moines, IA

     Green Bay, WI
      Houston, TX
   Indianapolis, IN
    Los Angeles, CA
     Milwaukee, WI
    Minneapolis, MN
      Norwalk, CN
   Philadelphia, PA
  Port St. Lucie, FL
     Rockford, IL
     San Jose, CA

          We own 50% of the joint venture operating in Cleveland. We obtained our interest in this joint venture primarily in exchange for technical knowledge and management expertise. We have no obligation to fund any losses that may be incurred by the joint venture.

          Our direct sales personnel are compensated on a salary plus commission basis. Our joint venture and independent distributor agreements generally provide that sales will be made by authorized resellers from offices within a designated territory. The agreements obligate us to license the reseller at specified prices and to provide training to each reseller. Resellers are normally obligated to sell a specified minimum amount of our software to keep the agreements in effect. We also maintain a staff of systems consultants who offer pre- and post-sales support to the sales and distribution network.

          We market our products through advertising campaigns in national trade periodicals and through direct mailings. These efforts are supplemented by listings in relevant directories and trade show and conference appearances. We are also given leads regarding potential customers by its hardware and services vendors, existing customers and various accounting and consulting firms.

          Sales cycles for our products vary substantially based on the degree of integration, consulting and training required and also on the status of the customer's hardware system implementation. A sales cycle is usually three to twelve months from the time an initial sales presentation is made until the time a signed license agreement is entered into with a customer.

          In addition to our domestic markets, over the last several years we have begun efforts to develop a market for its products in the Pacific Rim and Europe. We have established independent distributor relationships in Japan, South Korea, the Peoples Republic of China, the United Kingdom, and Belgium. In each of these countries, our software products have been or are in the process of being converted to the local language. We have, as part of a 20% owned joint venture, an office in Hong Kong to support our Asian distributors.

     Strategic Arrangements

          A facet of our strategy is to establish arrangements with suppliers of state of the art information systems technology. Over the last five years we have worked to expand the number of its strategic relationships.

          We have distributor relationships with Keylink SystemsSM, a subsidiary of Pioneer Standard Electronics, Inc. Company, and Ingram Micro, Inc., which supply computers, associated peripherals and third party software. We have arrangements with Intermec Corporation relating to bar code data collection systems which are integrated on an "off-the-shelf" basis into our software products. Our software has been integrated with other bar coding systems on a customized basis. We also have a relationship with the Datamyte Division of Rockwell Automation for its Quantum quality control software product line.

          In addition to its relationships with equipment providers, we have relationships with numerous software product suppliers. These companies provide software which we use within its TCM/R/ and FACTORYnet/R/ I/S software. Synergex International Corporation has provided the Synergy 4GL Applications Development Environment since 1990. We purchase EDI software from Supply Tech and Radley Corporation.

          Our relationship with the equipment and software product suppliers described above is basically that of a reseller of such suppliers' products. As such, we are entitled to volume discounts on products which it purchases and is generally entitled to the benefits of cooperative marketing programs.

     Product Development

          We believe it must continue to enhance, broaden and modify its existing line of software products to meet the constantly evolving needs of discrete manufacturers within its target market. We have relied on internal development and development related to customized projects implemented at field sites to extend, enhance and support its software products, and develop and integrate new capabilities.

          In general, we have historically made one new product release each year. These formal releases are supplemented by periodic releases for its EDI software to respond to ongoing changes in trading partner requirements.

          During the fiscal years ended November 30, 1995, 1996 and 1997, our total software investment (consisting of product development expenses and capitalized software development costs) was $3.4 million, $5.6 million and $6.9 million, respectively. Product development expenditures which were expensed and not capitalized during those three fiscal years totaled $1.1 million, $2.2 million and $2.4 million, respectively.

          Software development efforts currently in progress include the development of product enhancements such as additional object orientation features within our products, enhanced client-server network operations on various operating systems, extended operation on various relational database products, and enhanced functional capability. There can be no assurance, however, that these development efforts will result in product enhancements that we will be able to market successfully. Certain of these enhancements are dependent upon the development efforts of third party suppliers over whom we have no control. In the event the development efforts of the third party suppliers are delayed or are unsuccessful, our software developments would be similarly delayed. Software development is, however, an evolutionary process and our management believes it could eventually find other suppliers or, if unsuccessful in its search, that it could successfully re-engineer existing products to fulfill its requirements.

     Competition

          The manufacturing software industry is intensely competitive and rapidly changing. A number of companies offer products similar to our products. Some of our existing competitors, as well as a number of potential competitors, have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than us.

          We believe that its employees' understanding of diverse manufacturing operations and processes and the potential business benefits of the TCMJ management approach to such operations allow us to differentiate itself from competitors. Other competitive factors include software product features and functions, product architecture, the ability to function on a variety of operating systems, technical support and other related services, ease of product integration with third party application software, price, and performance. In December 1997, Gartner Group identified twenty-four competitors of the Company in the North American mid-market Enterprise Resource Planning area for discrete manufacturers. Additionally, that firm identified eight competitors in the Manufacturing Execution Systems market as of June, 1997. Although Gartner Group identified a limited number of competitors in its Manufacturing Execution Systems study, we generally do not encounter these competitors in the marketplace. We believe that our primary competition for its Manufacturing Execution System products are customized software products developed by internal data processing staffs or by third party customized software developers. None of the competitors identified by Gartner Group had integrated product offerings for both ERP and Manufacturing Execution System discrete manufacturers.

     Intellectual Property

          We have registered or have applied for registration of our "EMS" and "TCMJ" trademarks for software services and products with the United States Patent and Trademark Office and with the equivalent offices of most foreign countries in which we currently do business. Among others, we have also received or applied for trademarks for products marketed under the names FACTORYnet/R/ I/S and CAMate/R/.

          We regard our software products as proprietary in that title to and ownership of our software reside exclusively with us. We attempt to protect our rights with a combination of trademark, copyright and employee and third-party nondisclosure agreements. Despite these precautions, it may be possible for unauthorized parties to copy or reverse-engineer portions of our software products. While our competitive position could conceivably be threatened by our inability to protect our proprietary information, we believe that copyright and trademark protection are less important to our success than other factors such as the knowledge, ability and experience of our personnel, name recognition and ongoing product development and support.

     Employees

          As of November 30, 1998, we had 299 full-time employees, of whom 60 were engaged in sales and marketing; 58 in product development; 140 in customer service; and 41 in management, finance and administration. Our employees are not represented by any collective bargaining organization and we have never experienced a work stoppage. We consider our employee relations to be good.

     Properties

          Our Corporate headquarters are located in Milwaukee, Wisconsin, in a leased office consisting of approximately 42,000 square feet under a lease expiring November 30, 2003. We lease additional facilities domestically in Austin, Texas; Boston, Massachusetts; Chicago, Illinois; Cincinnati, Ohio; Detroit, Michigan; Hartford, Connecticut; Houston, Texas; Indianapolis, Indiana; Minneapolis, Minnesota; Philadelphia, Pennsylvania; Port St. Lucie, Florida; Rockford, Illinois and San Jose, California. We lease office space internationally in Hong Kong, and China. See Note 7 of the Notes to Consolidated Financial Statements for information regarding our total lease obligations.

     Legal Proceedings

          As of the date of this filing, neither we nor any of our subsidiaries is a party to any legal proceedings, the adverse outcome of which, in management's opinion, would have a material effect on our results of operations or financial position. In December, 1998, a judgement was issued in a legal proceeding that resulted in the Company being ordered to pay $212,000.

                                   MANAGEMENT

     Directors and Executive Officers

          The following table sets forth the name, age and position with the Company of each person who, as of November 30, 1998, is a director, nominee for director, and/or executive officer of the Company:

       Name                 Age         Position with the Company
Helmut M. Adam              47       Director

Jeffrey J. Fossum           45       Chief Financial Officer and Assistant
                                       Treasurer

Michael D. Dunham           53       President and Chief Executive Officer;
                                       Director

Robert E. Weisenberg        49       Director

Scott J. Mermel             50       Director

Thomas M. Dykstra           57       Vice President, Secretary and Treasurer;
                                       Director
Wayne T. Wedell             39       Vice President - Services

          Helmut M. Adam, 47, a director since 1987, has served as President of Olympus Flag & Banner, Inc., a manufacturer of banners, flags and display products, since 1992. Prior thereto, Mr. Adam was President of Ransomes, Inc., a manufacturer of commercial grass mowing equipment. Mr. Adam is a Certified Public Accountant.

          Michael D. Dunham, 53, a director since 1978 and co-founder of the Company, has served as President and Chief Executive Officer of the Company since its inception in 1978. Mr. Dunham has over 20 years of experience in management, sales, consulting, software design and development in the manufacturing and distribution software industry. Mr. Dunham has a B.S. degree in electrical engineering from the University of Denver and a Masters of Management Science degree from the Stevens Institute of Technology. Mr. Dunham is a Fellow of the American Production and Inventory Control Society.

          Scott J. Mermel, 50, a director since 1987, is a private investor. From April 1997 to July 1998, Mr. Mermel served as Vice President, Marketing of Metrix, Inc., a developer and marketer of customer service and product support software. From 1980 to April 1997, Mr. Mermel was a floor trading member of the Chicago Mercantile Exchange. Prior to that, he held several managerial positions with Xerox Computer Services, a developer and marketer of software systems for manufacturing companies.

          Robert E. Weisenberg, 49, a director since 1993, is President of Northwoods Software Development, Inc., a software development firm. From December 1989 to December 1997, Mr. Weisenberg was Vice President - Operations and General Manager of the Company. Mr. Weisenberg also served as Assistant Secretary of the Company from December 1993 until December 1997. Mr. Weisenberg has a B.A. from Stanford University and is a Certified Public Accountant.

          Thomas M. Dykstra, 57, a director since 1978 and a co-founder of the Company, has served as a Vice President and as Secretary and Treasurer of the Company since its incorporation in 1978. During his tenure with the Company, Mr. Dykstra has managed several different functions including product development, marketing, affiliate sales, finance, and administration and support. Mr. Dykstra has a degree in mathematics from Hope College and an M.B.A. degree from the University of Chicago. Mr. Dykstra is a Fellow of the American Production and Inventory Control Society.

          Jeffrey J. Fossum, 45, has served as Chief Financial Officer of the Company since 1987 and as Assistant Treasurer since December 1993. From 1983 to 1987, Mr. Fossum was the Controller of Berg Company, a manufacturer of restaurant equipment. Mr. Fossum received his B.A. degree from the University of Wisconsin-Eau Claire. Mr. Fossum is a Certified Public Accountant.

          Wayne T. Wedell, 39, joined the Company in 1981 and has held positions of Account Manager, Senior Account Manager, Group Manager as well as Professional Services Manager, and was promoted to Vice President - Services in 1992. Mr. Wedell holds a B.A. degree in business administration from the University of Wisconsin-Milwaukee.

     Executive Compensation

          The following table sets forth certain information concerning compensation paid for the last three fiscal years to the Company's Chief Executive Officers and each of the Company's other executive officers who earned cash compensation in excess of $100,000 for the fiscal year ended November 30, 1998. The persons named in the table are sometimes referred to herein as the "Named Executive Officers."


           Name and                                                   Other
      Principal Position        Year      Salary(1)       Bonus     Compensation

Michael D. Dunham               1998      $170,351      $  -0-        $  -0-
President and CEO               1997      $185,586         -0-           -0-
                                1996      $175,148         -0-           -0-

Thomas M. Dykstra               1998      $161,735      $  -0-        $  -0-
  Vice President, Secretary     1997      $176,308         -0-           -0-
  and Treasurer                 1996      $164,739         -0-           -0-

(1) Certain personal benefits provided by the Company and its subsidiaries to the Named Executive Officers are not included in the table. Such benefits consisted of Company-provided automobiles and reimbursement of certain medical expenses. The aggregate amount of such benefits for each Named Executive Officer in each year reflected in the table did not exceed 10% of the sum of such officer's salary and bonus in each respective year.

     Director Compensation

          Directors who are officers or employees of the Company receive no compensation as such for service as members of either the Board or committees thereof. In fiscal 1998, the non-employee directors received a cash retainer fee of $3,500. In addition, non-employee directors of the Company are entitled to receive grants of options to purchase Common Stock under the Company's 1993 Stock Option Plan (the "1993 Plan"). Under the 1993 Plan, each person who is first elected as a non-employee director automatically receives on the date of his or her election an option to purchase 2,030 shares of the Common Stock. On the day following the annual meeting of shareholders in each year, each non-employee director is also entitled to receive an option to purchase 1,500 shares of the Common Stock for serving on the Board and an option to purchase 1,000 shares of the Common Stock for each Board committee on which the director serves. Options granted to non-employee directors have a per share exerciser price of 100% of the fair market value of a share of the Common Stock on the date of the grant. Non-employee director options under the 1993 Plan vest as to 10% of the shares subject thereto on the first anniversary of the grant date, an additional 20% on the second anniversary of the grant date, an additional 30% on the third anniversary of the grant date, and the final 40% on the fourth anniversary of the grant date, except that if the non-employee director ceases to be a director by reason of death, disability or retirement during such period, or in the event of a change in control of the Company, the option will become immediately exercisable in full. Options granted to non-employee directors will terminate on the earlier of (a) ten years after the date of grant, (b) six months after the non-employee director ceases to be a director of the

Company by reason of death, or (c) three months after the non-employee director ceases to be a director of the Company for any reason other than death. Under the terms of the 1993 Plan, Messrs. Mermel and Adam each received in fiscal 1998 an option to purchase 3,500 shares, and Mr. Weisenberg received an option to purchase 1,500 shares, of the Common Stock at a per share exercise price of $3-7/16. No options were exercised by the non-employee directors during fiscal 1998.

     Board of Directors Committees

          The Board has standing Audit and Compensation Committees. The Audit Committee is responsible for recommending to the Board the appointment of independent auditors, approving the scope of the annual audit activities of the auditors, approving the audit fee payable to the auditors and reviewing audit results. Messrs. Adam, Dunham and Mermel are members of the Audit Committee. The Audit Committee held one meeting in fiscal 1998.

          The Compensation Committee (a) reviews and recommends to the Board the compensation structure for the Company's directors, officers and other managerial personnel, including salary rates, participation in any incentive bonus plans, fringe benefits, non-cash perquisites and other forms of compensation, and (b) administers the Company's 1993 Plan and the 1994 Employee Stock Purchase Plan. The Compensation Committee also administers the 1998 Stock Purchase Plan. Messrs. Adam and Mermel are members of the Compensation Committee. The Compensation Committee held five meeting in fiscal 1998.

          The Board has no standing nominating committee. The Board selects the director nominees to stand for election at the Company's annual meetings of shareholders and to fill vacancies occurring on the Board. The Board will consider nominees recommended by shareholders, but has no established procedures which shareholders must follow to make a recommendation. The Company's Bylaws also provide for shareholder nominations of candidates for election as directors. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to the Secretary of the Company. The shareholder's notice of nomination must contain information relating to the nominee which is required to be disclosed by the Company's Bylaws and the Exchange Act.

     Stock Options

          The Company has in effect the 1993 Plan pursuant to which options to purchase the Common Stock may be granted to employees (including executive officers) of the Company and its subsidiaries. No options were granted to the Named Executive Officers during fiscal 1998 and no Named Executive Officer held options to acquire the Common Stock during fiscal 1998.

     Employment Agreements

          Messrs. Fossum and Wedell have entered into Special Compensation and Separation Agreements. Mr. Fossum's Agreement obligates the Company to compensate Mr. Fossum at a level consistent with his position relative to other executives, but the Agreement may be terminated at any time with certain exceptions related to the Company closing a transaction with an alliance partner prior to July 1, 1999. Mr. Wedell's Agreement is for eight years and obligates the Company to compensate Mr. Wedell at an initial salary of $90,000 (future salary to be set by the Compensation Committee of the Company), and pursuant to his Agreement, the Company, under certain circumstances, must pay consideration in the event it terminates Mr. Wedell prior to the end of the eight-year term.

     Related Party Transactions

          Michael D. Dunham, the Company's President, Thomas M. Dykstra, the Company's Vice President, Secretary and Treasurer, Robert E. Weisenberg, the former Vice President-Operations and General Manager and Assistant Secretary of the Company, and Donald W. Vahlsing, an employee of the Company, own all of the outstanding common stock of EMS Solutions, Inc. ("EMS Solutions"). EMS Solutions employs 18 people, including a full-time Vice President and General Manager. Although Messrs. Dunham and Dykstra are shareholders and directors and Messrs. Weisenberg and Vahlsing are shareholders of EMS Solutions, they are not involved in the daily management of its operations.

          EMS Solutions develops and sells computer software and related hardware to the food vending and food distribution industry. In the past, the Company provided office space, accounting and administrative services, computer processing time, and other miscellaneous services to EMS Solutions. Fees received for these services amounted to approximately $122,000 for the fiscal year ended November 30, 1997. Management believes that the fees charged for these services were comparable to the fees that would have been charged by unaffiliated third parties. The Company also sold computer hardware to EMS Solutions. Sales of such hardware to EMS Solutions by the Company totaled approximately $331,000 for the fiscal year ended November 30, 1997. At November 30, 1997, EMS Solutions had debt outstanding to the Company of approximately
$404,000. Such debt represented trade payables for services and equipment provided by the Company to EMS Solutions. Interest was paid by EMS Solutions with respect to these trade payables at a rate equal to the Company's cost of funds under its revolving line of credit. The rate of interest charged (which was recalculated monthly) on the trade payables of EMS Solutions was 9.5% at November 30, 1997. On July 1, 1997, EMS Solutions moved to new facilities and no longer utilizes office space or other material services of the Company. In addition, EMS Solutions no longer purchases computer hardware from the Company. On September 29, 1998, the Company received payment in full of $307,000 on a note from EMS Solutions, Inc.

                      STOCK HELD BY OFFICERS AND DIRECTORS

          The following table sets forth certain information concerning the beneficial ownership of shares of the Common Stock on November 30, 1998 by: (i) each director of the Company, (ii) each executive officer of the Company, and
(iii) all director and current executive officers as a group. None of these individuals are selling Common Stock pursuant to this Prospectus.

                                   Shares Beneficially Owned
                                       Prior to Offering
     Name and Address of           Amount and       Percentage
     Beneficial Owner(1)           Nature of        of Class
                                  Ownership(1)        (1)(2)
Directors and Officers(7)(8):
Michael D. Dunham                    637,300           15.6%
Thomas M. Dykstra                    575,000(3)        14%
Robert E. Wiesenberg(4)              283,200            6.9%
Donald W. Vahlsing(5)                250,900            6.1%
Richard W. Grelck                    216,304            5.2%
Helmut M. Adam                        24,435             *
Scott J. Mermel                       24,435             *
Wayne T. Wedell                       27,460             *
Jeffrey J. Fossum                     20,821             *
All Directors and Executive
Officers as a Group (7             1,808,955(6)        44%
persons)

------------
* Represents less than 1%.

(1) The address of each person who holds in excess of 5% of the Common Stock identified in this table is 12000 West Park Place, Milwaukee, Wisconsin 53224.
(2) Includes the following shares subject to stock options which were exercisable as of or within 60 days of November 30, 1998: Mr. Grelck, 189,804 shares; Mr. Adam, 22,435 shares; Mr. Mermel, 22,435 shares; and all directors and executive officers as a group, 257,394 shares.
(3) Consists of (a) 165,000 shares held by the Dykstra Family Limited Partnership for which Mr. Dykstra acts as managing general partner and
          (b) 410,000 shares held by a family trust for which Mr. Dykstra serves as trustee.
(4) Mr. Weisenberg resigned as Vice President--Operations and General Manager and Assistant Secretary of the Company on December 31, 1997.
(5)       Mr. Vahlsing works part-time for the Company.
(6) Assumes the exercise of all options held by the group which were exercisable as of or within 60 days of November 30, 1998. The number of shares reflected as beneficially owned by all directors and executive officers does not include the shares owned by Mr. Vahlsing.


     Other Beneficial Owner

          The following tables sets forth information, as of December 31, 1997, regarding beneficial ownership by the only other person known to the Company to own beneficially more than 5% of the outstanding Common Stock as of such date. The beneficial ownership set forth has been reported on a filing made by such beneficial owner on Schedule 13G with the Securities and Exchange Commission.

                                                    Amount and Nature of Beneficial Ownership
                                  Voting Power              Investment Power
     Name and Address          Sole       Shared          Sole           Shared          Aggregate      Percent of
    of Beneficial Owner                                                                                    Class
Heartland Advisors, Inc.(1)  707,800        0           780,800             0             780,000           19.1%
790 North Milwaukee Street
Milwaukee, Wisconsin 53202

-------------
(1)  The filing made by Heartland Advisors, Inc. indicates that the Common Stock as to which it is deemed to be beneficial owner is held in various investment advisory accounts.

                          DESCRIPTION OF CAPITAL STOCK

     General

          The authorized capital stock of the Company consists of twenty million (20,000,000) shares of the Common Stock and three million (3,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

          The Common Stock is entitled to such dividends as may be declared from time to time by the Board of Directors of the Company in accordance with applicable law.

          Except as provided under Wisconsin law, and except for the voting rights of holders of Series B Preferred Stock, only the holders of the Common Stock are entitled to vote for the election of directors of the Company and on all other matters. Holders of the Common Stock are entitled to one vote for each share of the Common Stock held by them subject to section 180.1150 of the Wisconsin Statutes. (See "Certain Statutory Provisions" below). Holders of the Common Stock do not have cumulative voting rights in connection with the election of directors, which means that holders of shares entitled to exercise more than 50% of the voting power represented at any meeting of shareholders have the power to elect all of the directors to be elected at any such meeting.

          All shares of the Common Stock are entitled to participate equally in distributions in liquidation subject to any preferential right of holders of Preferred Stock. Except as the Board of Directors may in its discretion otherwise determine, holders of the Common Stock have no preemptive rights to subscribe for or to purchase shares of the Company's capital stock. There are no conversion rights, sinking fund, or redemption provisions applicable to the Common Stock. Section 180.0622(2)(b) of the Wisconsin Statutes and judicial interpretations thereof provide that shareholders are personally liable for debts owing to employees of the company for services performed (not to exceed six months' service in any one case).

     Certain Statutory Provisions

          Section 180.1150 of the Wisconsin Statutes provides that the voting power of shares held by any person or persons acting as a group that is greater than 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the Company or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

          Sections 180.1140 to 180.1144 of the Wisconsin Statutes contain certain limitations and special voting provisions applicable to specified business combinations involving the Company and a significant shareholder, unless the Board of Directors approves the business combination or the shareholder's acquisition of shares before such shares are acquired. Similarly, sections 180.1130 to 180.1133 of the Wisconsin Statutes contain special voting provisions applicable to certain business combinations, unless specified minimum price and procedural requirements are met.

          Following commencement of a takeover offer, section 180.1134 of the Wisconsin Statutes imposes special voting requirements on certain share repurchases effected at a premium to the market and on certain asset sales by the Company, unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

          The foregoing provisions of the Wisconsin Statutes could have the effect of delaying, deterring, or preventing a change in control of the Company.

     Restated Articles of Incorporation

          Under the Restated Articles of Incorporation of the Company (the "Restated Articles of Incorporation") and Bylaws of the Company, the Board of Directors is comprised of five members who are elected by the shareholders for three year terms at the annual meeting of shareholders. The Restated Articles of Incorporation provide that any vacancies on the board of Directors are filled only by the affirmative vote of a majority of the directors in office, even if less than a quorum. Any director so elected will serve until the next election of directors and until his or her successor is duly elected and qualified.

          The Restated Articles of Incorporation provide that any director may be removed from office with or without cause, but only by the affirmative vote of at least sixty-six and two-thirds percent of the voting power of the then outstanding shares entitled to vote in the election of directors.

          The provisions of the Restated Articles of Incorporation summarized above could have the effect of delaying, deterring, or preventing a change in control of the Company.

     Preferred Stock

          The Company has the authority to issue, in one or more series, up to 3,000,000 shares of Preferred Stock. The Preferred Stock is issuable in series, each of which may vary as determined by the Board of Directors as to the designation and minimum number of shares of each series, the voting power of the holders thereof, the dividend rate, redemption terms and prices, voluntary and involuntary liquidation preferences, conversion rights and sinking fund requirements, if any. As of the date of this Prospectus, the only shares of Preferred Stock issued and outstanding are the shares of Series B Preferred Stock.

     Series B Preferred Stock

          General. The Series B Preferred Stock has been authorized as a series consisting of a maximum of five thousand (5,000) shares of which 1,785 shares are issued and outstanding.

          Dividends. Holders of the Series B Preferred Stock are entitled to receive cumulative preferential dividends payable quarterly in cash on January 2, April 1, July 1 and October 1 of each year at the rate of eight (8%) percent per annum. The first dividend payment date with respect to the Series B Preferred Stock shall be January 2, 1999, which dividend shall be paid on a pro rata basis for the period such shares of the Series B Preferred Stock are outstanding. Commencing with the quarterly period beginning January 2, 2002, the annual dividend rate will increase each quarterly period beginning January 2, 2002, the annual dividend rate will increase each quarterly period by two (2%) percent up to a maximum dividend of eighteen (18%) percent per annum (e.g., the annual dividend rate for the quarterly period commencing January 2, 2002 will be ten (10%) percent per annum and the annual dividend rate for the quarterly period commencing April 1, 2002 will be twelve (12%) per annum). In the event that the Company cannot, as determined by the Board of Directors in its sole discretion, pay dividends in cash on a dividend payment date, the Company shall pay dividends in shares of the Series B Preferred Stock valued at eighty (80%) percent of the lesser of : (i) $1,000 and (b) the Conversion Price (as defined in the Company's Restated Articles of Incorporation).

          Voting Rights. The holders of the Series B Preferred Stock shall be entitled to vote, on all matters in which holders of the Common Stock are entitled to vote, voting together with the Common Stock. The holders of the Series B Preferred Stock shall have the number of votes that they would have assuming conversion of the Series B Preferred Stock into the Common Stock as of the record date for the meeting of the Company's shareholders, with fractional shares being disregarded. The holders of the Series B Preferred Stock shall be entitled to receive all communications sent by the Company to the holders of the Common Stock. The holders of the Series B Preferred Stock are entitled to vote together as a class on the issuance of any class of equity securities which ranks equal or senior to the Series B Preferred Stock, and on any change or repeal of any of the express terms of the Series B Preferred Stock. When voting as a separate class, the affirmative vote of not less than a majority of the outstanding shares of the Series B Preferred Stock shall be required for approval of such matters.

          Liquidation. On any liquidation, dissolution, or winding up of the Company, after payment of all creditors of the Company, the holders of the Series B Preferred Stock will have the right to receive out of the remaining assets of the Company, before the holders of any other equity interest in the Company are entitled to receive anything, the sum of one thousand dollars ($1,000) per share, plus any accrued and unpaid dividends.

          Voluntary Conversion. Each share of the Series B Preferred Stock is convertible, at the option of the holder, into shares of the Common Stock at any time prior to the effective date of the forced conversion or redemption at the Conversion Price, subject to adjustment, and subject to further reduction in the Conversion Price in the event that the average closing price for the Common Stock on the highest five (5) out of the last ten (10) trading days of the calendar month of January 1999 is not five and 25/100 dollars ($5.25) per share of the Common Stock or greater, then effective January 31, 1999, the Conversion Price shall be reduced to the lowest closing bid price within thirty (30) days after October 30, 1998, but in no event less than two dollars ($2.00) per share of the Common Stock, subject to adjustment. In no event shall the Conversion Price be increased as a result of the foregoing. The Company will not issue fractional shares of the Common Stock upon conversion of the Series B Preferred Stock, but will pay a cash adjustment for any such fraction.

          Forced Conversion. The Company shall have the right to force conversion of the Series B Preferred Stock into shares of the Common Stock at any time after issuance of the Series B Preferred Stock, provided: (i) that on the Forced Conversion Notice Date and on the Forced Conversion Date (each as defined in the Restated Articles of Incorporation) the Common Stock issuable upon conversion of the Series B Preferred Stock has been registered pursuant to the Securities Act and such registration is then currently effective; and (ii) the average of the closing bid price of the Common Stock as listed on the NASDAQ, the NYSE, the ASE or wherever the Common Stock then trades, is at least one hundred seventy-five (175%) percent of the Conversion Price for twenty (20) trading days within any thirty (30) consecutive trading day period ending no more than ten (10) days prior to the Forced Conversion Notice date. Any notice of forced conversion must be given to all holders no less than thirty (30) nor more than forty-five (45) days prior to the Forced Conversion Date. On the Forced Conversion Date, the Company shall pay to all registered holders of the Series B Preferred Stock all accrued and unpaid dividends through and including the Forced Conversion Date. In the event that the Board of Directors of the Company approves a transaction whereby the holders of Common Stock would be paid a per share price equal to or in excess of one hundred seventy-five (175%) percent of the Conversion Price (the "Sale Event") and on the Forced Conversion Notice Date and on the Forced Conversion Date the condition set forth in subsection (i) above has been satisfied, the Company can require all holders of the Series B Preferred Stock to convert their shares of the Series B Preferred Stock into shares of the Common Stock immediately prior to the closing of the Sale Event. Notwithstanding anything to the contrary, holders of the Series B Preferred Stock shall not have the right to vote together with the holders of the Common Stock or as a separate class on whether to approve the Sale Event (although a holder of the Series B Preferred Stock that converts the Series B Preferred Stock into the Common Stock prior to the record date for the shareholders' meeting to vote on the Sale Event wold be entitled to vote such shares of the Common Stock) during the one hundred fifty (150) day period following the Forced Conversion Notice Date. In the event that the foregoing does not eliminate the voting rights of the Series B Preferred Stock with respect to a Sale Event, then the holders of such Series B Preferred Stock shall be deemed to have granted to the President and Secretary of the Company (and each of them individually) an irrevocable proxy for such one hundred fifty (150) day period to vote the Series B Preferred Stock for the approval of the Sale Event. In the event that the Sale Event would result in the holders of the Series B Preferred Stock receiving securities, it is a condition to the Company's right to force conversion resulting from a Sales Event that the securities to be received by the holders of the Series B Preferred Stock are registered under the Securities Act and are freely transferable.

          Adjustment to Conversion Price. The shares of the Series B Preferred Stock provide for adjustment to the Conversion Price upon (i) any subdivision or reverse split of the outstanding shares of the Common Stock into a greater or lesser number of shares of the Common Stock; (ii) any declaration of a dividend or other distribution by the Company upon the Common Stock payable in shares of the Common Stock; or (iii) any capital reorganization or reclassification of the capital stock of the Company. If the Company, through either a private placement or a public offering (but other than pursuant to options granted under the Company's directors' and employee stock option and stock purchase plans or shares or options issued in an acquisition or shares issuable pursuant to the exercise of the Warrants) issues shares of the Common Stock, or options to purchase the Common Stock or rights to subscribe for the Common Stock or securities convertible into or exchangeable for the Common Stock at a price (such price, if other than cash, as determined by the Company's Board of Directors) less than the then market price on the date of sale, the Conversion Price then in effect shall automatically be reduced by multiplying the then Conversion Price by a fraction, the numerator of which shall be the number of shares of the Common Stock outstanding immediately prior to such issuance, sale or distribution plus the number of shares of the Common Stock which the aggregate consideration received or to be received by the Company for such issuance, sale or distribution would purchase at the market price per share, and the denominator of which shall be the number of shares of the Common Stock outstanding immediately after giving effect to such issuance, sale or distribution. The Company will not issue fractional shares of the Common Stock upon conversion of the Series B Preferred Stock, but will pay a cash adjustment for any such fraction. There will be no adjustment in the event that the Company pays a dividend in cash to its holders of the Common Stock; provided, however, the Company will give the holders of the Series B Preferred Stock written notice at least thirty (30) days prior to the record date for the cash dividend, that the Company intends to declare a cash dividend.

          Redemption. Commencing three (3) years after October 30, 1998, the Company may redeem all of the outstanding Series B Preferred Stock at any time at a redemption price of one thousand dollars ($1,000) per share, plus all accrued and unpaid dividends, if any, to the date fixed for redemption. Notice of redemption shall be on not less than thirty (30) nor more than forty-five
(45) days' notice prior to the date fixed for redemption.

          Change in Control. When an Event (as defined in the Restated Articles of Incorporation) occurs, each holder of shares of the Series B Preferred Stock shall have the option to (i) convert the Series B Preferred Stock into shares of the Common Stock immediately prior to the Event at a price equal to the lesser of (a) the Conversion Price or (b) the price per share of the Common Stock in the Event; provided, however, that the Conversion Price shall not be reduced under this subsection (i)(b) by more than thirty (30%) percent or (ii) retain ownership of the Series B Preferred Stock, in which event appropriate provisions shall be made so that the Series B Preferred Stock will become convertible at the holder's option into shares of common stock of the surviving or acquiring entity.

          Restrictions on Transfer. The Series B Preferred Stock has not been registered under the Securities Act or any state securities laws. Consequently, the shares of the Series B Preferred Stock may not be offered, sold or resold unless they are (a) registered or (b) exempt from the registration requirements of the Securities Act and all applicable state securities laws. As set forth above, the Company has agreed to register the Common Stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the Warrants.

     Warrants

          In connection with the issuance of the Series B Preferred Stock, the Company issued the Warrants to purchase in the aggregate 54,714 shares of the Common Stock. The Warrants are immediately exercisable at a price of $3.60 per share, and expire on October 31, 2003. The exercise price is subject to adjustment pursuant to certain anti-dilution provisions in the event the Company takes certain actions, such as, but not limited to, a stock dividend or reclassification of the Common Stock.

     Public Warrants

          In connection with the acquisition of all the common stock of Intercim Corporation, the Company issued the Public Warrants. The Public Warrants have a ten-year term and an exercise price of $6.75.

     Registration Rights

          The Company has entered into the Purchase Agreement pursuant to which the Company agreed to (i) use its reasonable best efforts to file a registration statement for a shelf offering within forty-five (45) days after October 30, 1998 (the "Shelf Registration"), (ii) use its reasonable best efforts to cause the Shelf Registration to be declared effective within one hundred eighty (180) days of October 30, 1998 and (iii) to keep such Shelf Registration continuously effective, supplemented and amended until the disposition of all registerable securities under the Shelf Registration or as otherwise provided in the Purchase Agreement. This Prospectus has been filed as part of the required Shelf Registration.

          If the Company proposes to file a registration statement for its own account (other than a registration statement on Form S-4 or S-8 (or any successor form thereto)), then the Company will offer the Selling Shareholders the opportunity to register the number of registerable securities as each such holder may request (a "Piggyback Registration"). If the Company is advised by an underwriter that the amount of the shares to be registered in the Piggyback Registration would adversely affect the marketability of the shares to be offered, then the Company will be able to minimize the adverse effect by reducing pro rata (based on the number of registerable securities requested to be included) the number of Piggyback shares to be registered. Shareholders participating in a Piggyback Registration may withdraw any or all of their registerable securities from the registration by giving notice to the Company prior to the effectiveness of the relevant registration statement.

          The Purchase Agreement also sets forth the procedures which are to be followed in effecting any registration required under the Purchase Agreement. The Company will bear all of the expenses relating to its compliance with the above-referenced agreements, including all registration and filing fees, fees and expenses of the Company's own counsel and accountants, and all delivery, printing and copying expenses. However, in the case of a Piggyback Registration, participating Selling Shareholders shall pay all underwriting discounts, commissions and transfer taxes as well as their own counsel fees.

          The Company will indemnify each holder of registerable securities, each affiliate of such holder, each person who controls (within the meaning of the Securities Act) such holder, and their respective officers, directors, employees, shareholders, investment advisor and agents against all losses, claims, damages, liabilities and expenses (collectively, the "Losses") caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or caused by any omission or alleged omission of material fact required to be stated therein or a fact necessary to make the statements therein not misleading, except where such misstatement or omission was caused by information provided to the Company by the holder or where the holder failed to deliver materials furnished to it by the Company.

          Each holder of registerable securities participating in an offering agrees to indemnify and hold harmless the Company, and its directors, officers, employees, advisors, agents and each person who controls (within the meaning of the Securities Act and the Exchange Act) the Company for any material misstatement or omission in the offering materials that was caused by information provided by such holder to the Company; provided, however, that the liability of any such holder will be limited to the amount of the net proceeds received by such holder in the offering giving rise to such liability.

                              PLAN OF DISTRIBUTION

          The Selling Shareholders may, from time to time, sell all or a portion of the Shares on the OTC Bulletin Board (or any exchange on which the Common Stock may from time to time be trading), in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

          The Company will receive no proceeds from this offering. The Common Stock may be sold from time to time to purchasers directly by any of the Selling Shareholders. Alternatively, any of the Selling Shareholders may from time to time, offer the Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Common Stock for whom they may act at agent. The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the Company is advised that an underwriter has been engaged with respect to the sale of any the Common Stock offered hereby, or in the event of any other material change in the plan of distribution, the Company will cause appropriate amendments to the Registration Statement of which this prospectus forms a part to be filed with the Commission reflecting such engagement or other change.

          At the time a particular offer of the Common Stock is made, to the extent required, a Prospectus Supplement will be provided by the Company and distributed by the relevant Selling Shareholder which will set forth the aggregate amount of the Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commission and other items constituting compensation from the Selling Shareholders and any discount, commissions or concessions allowed or reallowed or paid to dealers.

          The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Shareholders or by agreement between the Selling Shareholders and underwriters or dealers.

          There is no established public trading market for the Common Stock, and as a result the market for the Common Stock is not particularly liquid. The price at which the Common Stock trades may fluctuate and any market for the Common Stock may be subject to disruptions that could make it difficult or impossible for the holders of the Common Stock to sell in a timely manner, if at all, or to recoup their investment in the Common Stock. See "Risk Factors -- Absence of Market for Common Stock."

          Under applicable rules and regulations under the Exchange Act any person engaged in a distribution of the Common Stock may not simultaneously engage in market-making activities with respect to such Common Stock for a period of nine business days prior to the commencement of such distribution and ending upon the completion of such distribution. In addition to and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Shareholders. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

          Pursuant to the Purchase Agreement, the Company is obligated to pay substantially all of the expenses incident to the registration and offering of the Common Stock of the Selling Shareholders to the public other than commissions and discounts of underwriters, dealers or agents. The Selling Shareholder or Shareholders bear all selling and other expenses.

          The Company has agreed to indemnify in certain circumstances the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify in certain circumstances the Company against certain liabilities, including liabilities under the Securities Act.

                                     EXPERTS

          The consolidated financial statements of the Company as of November 30, 1997 and 1996 and for each of the three years in the period ended November 30, 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as indicated in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

Certain legal matters in connection with the sale of the shares of the Common Stock offered hereby will be passed upon for the Company by Foley & Lardner, Milwaukee, Wisconsin.

                          INDEX TO FINANCIAL STATEMENTS


                       EFFECTIVE MANAGEMENT SYSTEMS, INC.


Audited Financial Statements

Report of Independent Public Accountants............................   F-2

Consolidated Balance Sheets as of November 30, 1996 and 1997........   F-3

Consolidated Statements of Operations for
      the Years Ended November 30, 1995, 1996 and 1997..............   F-5

Consolidated Statements of Stockholders Equity for
      the Years Ended November 30, 1995, 1996 and 1997..............   F-6

Consolidated Statements of Cash Flows for
      the Years Ended November 30, 1995, 1996 and 1997..............   F-7

Notes to Consolidated Financial Statements for
      the Years Ended November 30, 1996 and 1997....................   F-9



Unaudited Interim Financial Statements

Unaudited Consolidated Condensed Balance Sheets as of
      November 30, 1997 and August 31, 1998.........................  F-21

Unaudited Consolidated Condensed Statements of Operations for
      the Nine Months Ended August 31, 1997 and 1998................  F-23
Unaudited Consolidated Condensed Statements of Cash Flows for
      the Nine Months Ended August 31, 1997 and 1998................  F-24

Notes to Unaudited Consolidated Condensed Financial Statements
      for the Nine Months Ended August 31, 1997 and 1998............  F-25

                Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Stockholders
Effective Management Systems, Inc.

We have audited the accompanying consolidated balance sheets of Effective Management Systems, Inc. (the Company) and subsidiaries as of November 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended November 30, 1997 These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

A - change to 1997 opinion (should go between the current 2nd and 3rd paragraphs)

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated January 16, 1998, the Company, as discussed in Note 12, has experienced significant operating losses that adversely affect the Company's current results of operations and liquidity. Note 12 describes management's plans to address these issues.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries at November 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended November 30, 1997, in conformity with generally accepted accounting principles.


/s/Ernst & Young


Milwaukee, Wisconsin
January 16, 1998
(except for Notes 12 and 13, as to which the date is December 14, 1998)

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

                           Consolidated Balance Sheets
                             (Dollars in Thousands)


                                                               November 30
                                                             1997         1996
                                                             ----         ----
Assets

Current Assets:
  Cash and cash equivalents                               $     14       $   866
  Investment in available-for-sale
    securities (Note 3)                                       --             505
  Accounts receivable:
     Trade, less allowance for doubtful
       accounts of $462--1997; $346--1996                   12,370        11,146
Related parties                                                604           693
                                                          --------       -------
                                                            12,988        11,839

  Refundable income taxes                                      312           159
  Inventories                                                  280           391
  Deferred income taxes (Note 10)                             --             175
  Prepaid expenses and other current
    assets                                                     146           174
                                                          --------       -------
Total current assets                                        13,726        14,109

Software development costs, net                              7,717         5,781

Investments in and advances to unconsolidated
   joint ventures                                              182           199
Equipment and leasehold improvements, net
   (Note 4)                                                  3,917         3,961
Intangible assets, net (Note 5)                              2,444         2,690
Other assets                                                   811           706
                                                          --------       -------
Total assets                                              $ 28,797       $27,446
                                                          ========       =======

                                                               November 30
                                                             1997         1996
                                                             ----         ----
   Liabilities and stockholders' equity
Current liabilities:
    Accounts payable                                     $  2,272      $  2,026
    Accrued liabilities                                     2,773         2,846
    Deferred revenue                                        5,887         4,605
    Customer deposits                                          63           109
    Current portion of long-term obligations
       (Note 7)                                               946           127
                                                         --------      --------
Total current liabilities                                  11,941         9,713

Deferred revenue and other long-term
  liabilities                                                 317           453
Long-term obligations (Note 7)                              3,966         2,123
Deferred income taxes (Note 10)                              --             560

Commitments and contingencies (Note 7)

Stockholders' equity:
    Preferred stock, $.01 par value;
       authorized 3,000,000 shares,
       none issued or outstanding                            --            --
    Common stock, $.01 par value; authorized
       20,000,000 shares, issued 4,067,310
       and 4,011,018 shares; outstanding
       4,054,685 and 4,008,393 shares                          41            41
    Common stock warrants                                       4             4
    Additional paid-in capital                             11,328        11,137
    Retained earnings                                       1,260         3,420
    Cost of common stock in treasury (12,625
       and 2,625 shares)                                      (60)           (5)
                                                         --------      --------
                                                           12,573        14,597
Total liabilities and stockholders' equity               $ 28,797      $ 27,446
                                                         ========      ========






                             See accompanying notes.

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

                      Consolidated Statements of Operations
                    (In Thousands, except per share amounts)


                                                    Year Ended November 30
                                                 1997        1996        1995
                                                 ----        ----        ----
Net revenues:
  Software license fees                        $ 21,752    $ 19,094    $ 11,534
  Services                                       16,781      15,412      10,962
  Hardware                                        4,112       6,751       6,528
                                               --------    --------    --------
                                                 42,645      41,257      29,024

Costs of products and services:
  Cost of third-party software license fees       3,065       2,484       1,419
  Software development amortization               2,535       1,591         879
  Cost of services                               14,000      12,109       7,884
  Cost of hardware                                3,260       4,979       5,118
                                               --------    --------    --------
                                                 22,860      21,163      15,300

Selling and marketing expenses                   15,957      14,060       9,479
General and administrative expenses               3,838       3,416       3,029
Software development expenses                     2,391       2,235       1,086
                                               --------    --------    --------
                                                 45,046      40,874      28,894
                                               --------    --------    --------
Income (loss) from operations                    (2,401)        383         130

Other income (expense):
  Equity in earnings (losses) of
     unconsolidated joint Ventures                  (25)         25         (31)
  Interest income                                    47          89         176
  Interest expense                                 (399)       (145)        (52)
  Other                                            --           (87)        (13)
                                               --------    --------    --------
                                                   (377)       (118)         80
                                               --------    --------    --------
Income (loss) before income taxes                (2,778)        265         210
Income tax benefit (expense)                        618        (112)        (79)
                                               --------    --------    --------
Net income (loss)                              $ (2,160)   $    153    $    131
                                               ========    ========    ========

Net income (loss) per common share -
  Primary and fully diluted                    $   (.53)   $    .04    $    .04
                                               ========    ========    ========
Weighted average common and common
equivalent shares -
  Primary and fully diluted                       4,048       3,965       3,669
                                               ========    ========    ========




                             See accompanying notes.

                                     EFFECTIVE MANAGEMENT SYSTEMS, INC.

                               Consolidated Statements of Stockholders' Equity
                                           (Dollars in Thousands)
                                                                 Common
                                                                  Stock
                                                                   And
                                                       Common    Warrants
                                            Common      Stock      To be     Paid-in   Retained   Treasury
                                Shares      Stock     Warrants    Issued     Capital   Earnings    Stock     Total
                               ---------- ----------- ---------- ---------- ---------- ---------- --------- ---------
Balance, November 30,
 1994                         3,545,215    $     36    $  --      $  --     $  7,187    $ 3,136   $    (5)   $ 10,354
   Issuance of common
    stock:
     Acquisitions               328,393           3       --         --        2,338       --        --         2,341
     Stock options               30,002        --         --         --           71       --        --            71
     Employee stock
      purchase Plan              18,671        --         --         --           96       --        --            96
Issuance of common
 stock
   Warrants for
     acquisitions                  --          --            3       --          970       --        --           973
Common stock and
 warrants to
   Be issued to complete
   Intercim transaction            --          --         --          211       --         --        --           211
   Net income                      --          --         --         --         --          131      --           131
                             ----------    --------   --------   --------    -------    -------   -------    --------
Balance, November 30,
 1995                         3,922,281          39          3        211     10,662      3,267        (5)     14,177
   Issuance of common
    stock:
     Acquisitions                24,000        --         --         --          132       --        --           132
     Stock options               35,000           1       --         --           60       --        --            61
     Employee stock
      purchase Plan              29,718        --         --         --          113       --        --           113
     Warrants                        19        --         --         --         --         --        --          --
     Issuance of
      additional common
      stock and Warrants
      to complete
      Intercim transaction         --             1          1       (172)       170       --        --          --
   Purchase of shares
    from Dissenting
    former Imercim
    shareholder                    --          --         --          (39)      --         --        --           (39)
   Net income                      --          --         --         --         --          153      --           153
                             ----------    --------   --------   --------    -------    -------   -------    --------
Balance, November 30,
 1996                         4,011,018          41          4       --       11,137      3,420        (5)     14,597
   Issuance of common
    stock:
     Stock options               39,500        --         --         --           68       --        --            68
     Employee stock
      purchase Plan              26,792        --         --         --          123       --        --           123
   Purchase of treasury
    shares                      (10,000)       --         --         --         --         --         (55)        (55)
   Net loss                        --          --         --         --         --       (2,160)     --        (2,160)
                             ----------    --------   --------   --------    -------    -------  --------    --------
Balance, November 30,
 1997                         4,067,310    $     41   $      4    $  --      $11,328    $ 1,260  $    (60)   $ 12,573
                             ==========    ========   ========   ========    =======    =======  ========    ========


                             See accompanying notes.

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

                      Consolidated Statements of Cash Flows
                             (Dollars in Thousands)
                                                           Year Ended November 30
                                                         1997       1996       1995

Operating activities
Net income (loss)                                      $(2,160)   $   153    $   131
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation                                           1,234      1,037        730
  Amortization, other                                      246        189         82
  Amortization of capitalized computer software
     development costs                                   2,535      1,591        879
  Equity in losses (earnings) of joint ventures             25        (25)        31
  (Gain) loss on disposal of equipment and
     leasehold improvements                               --          (24)         4
  Deferred income taxes                                   (385)       202        554
  Changes in operating assets and liabilities:
     Accounts receivable                                (1,135)    (1,770)      (297)
     Inventories and other current assets                  100        341        265
     Accounts payable and other liabilities              1,273      1,212       (464)
                                                       -------    -------    -------
Total adjustments                                        3,893      2,753      1,784
                                                       -------    -------    -------
Net cash provided by operating activities                1,733      2,906      1,915

Investing activities
Acquisition of Darwin Data Systems, net of cash
  received of $19                                         --          (51)      --
Acquisition of EMS-Illinois, net of cash received
  of $160                                                 --         --         (238)

Acquisition of Intercim                                   --         --         (225)
Additions to equipment and leasehold improvements       (1,177)    (1,424)    (1,430)
Purchases of available-for-sale securities                --         (495)      --
Proceeds from sales of available-for-sale securities       505      1,247      1,584
Proceeds from sales of held-to-maturity securities        --         --          743
Proceeds from sale of equipment and leasehold
  Improvements                                               7         68         39
Increase in cash surrender value of life insurance         (25)       (25)       (31)
Software development costs capitalized                  (4,471)    (3,372)    (2,321)
Other                                                     (202)      (111)        29
Net cash used in investing activities                   (5,363)    (4,163)    (1,850)





                             See accompanying notes.

                                      F-7

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

                      Consolidated Statements of Cash Flows
                             (Dollars in Thousands)
                                                           Year Ended November 30
                                                         1997       1996       1995


Financing activities
Proceeds from issuance stock to employees                  191        174        167
Proceeds from increase in debt                           2,797      1,864       --
Payments on long-term debt and capital lease
  obligations                                             (155)      (250)      (177)
Purchase of treasury stock                                 (55)      --         --
                                                       -------    -------    -------
Net cash provided by (used in) financing activities      2,778      1,788        (10)
                                                       -------    -------    -------
Net increase (decrease) in cash                           (852)       531         55
Cash:
  Beginning of year                                        866        335        280
                                                       -------    -------    -------
  End of year                                          $    14    $   866    $   335
                                                       =======    =======    =======



Supplemental cash flow information:
  Interest paid                                        $    399   $   133    $    52
  Income taxes paid (refunded), net                        (172)     (464)       357
  Noncash transactions:
     Equipment recorded under capital lease
      obligations                                            20       371        ---
     Issuance of common stock and warrants for
       Acquisitions                                         ---       132      3,525






                             See accompanying notes.

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                November 30, 1997
                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------
NOTE  1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The accompanying consolidated financial statements include the accounts of Effective Management Systems, Inc. (the Company) and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Business and Concentration of Credit Risk

The Company develops, sells, and services computer software and related hardware throughout the United States and certain foreign countries that meet the Company's credit policies. The Company performs periodic credit evaluations of its customers' financial condition and generally follows a policy to obtain deposits for sales to new customers.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized in accordance with the provisions of AICPA Statement of Position (SOP) 91-1, "Software Revenue Recognition," as follows:

Software and Hardware Sales

Revenue is recognized when the product is delivered.

Professional Fees and Services

Revenue is recognized as time and material costs are incurred.

Software Support Fees

Revenue is recognized ratably over the terms of the nonrefundable support contract.

Annual Upgrade Fees

Revenue is recognized ratably over the nonrefundable annual upgrade contact period.

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE  1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
-------------------------------------------------------------------

In October 1997, the AICPA issued SOP 97-2, "Software Revenue Recognition," which changes the requirements for revenue recognition and supersedes SOP 91-1 effective for transactions that the Company will enter into beginning December 1, 1998. The Company intends to review the provisions of its software license contracts and make the changes necessary to have them meet the standards of the new SOP.

Investments

Debt securities are classified as available-for-sale and are carried at fair value, which approximates cost. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. The cost of securities sold is based on the specific identification method. Interest on securities classified as available-for-sale is included in interest income.

Inventory Valuation

Inventories are carried at the lower of cost or market with cost determined on a first-in, first out (FIFO) basis.

Software Development Costs

In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," the Company capitalizes internal costs in developing software products upon determination that technological feasibility has been established for the product, whereas costs incurred prior to the establishment of technological feasibility are charged to product development expense. When the product is available for general release to customers, capitalization ceases and such costs are amortized on a product-by-product basis based on current and future revenue with an annual minimum equal to the straight-line amortization over the remaining estimated economic useful life of the product.

Capitalized software development costs, stated at the lower of cost or net realizable value, were $7,717 and $5,781 at November 30, 1997 and 1996, respectively, which is net of accumulated amortization of $7,877 and $5,342, respectively.

Investment in Unconsolidated Joint Ventures

Investments in unconsolidated joint ventures are accounted for on the equity method wherein the Company's share of the joint ventures' net earnings or losses is recorded as an adjustment to the investment.

Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost and are depreciated using the straight-line method for financial reporting purposes. The estimated useful lives used to calculate depreciation are as follows:

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE  1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
-------------------------------------------------------------------

                                            Years
    Leasehold improvements                    5
    Furniture and fixtures                   10
    Equipment                                 5

Assets under capital leases are amortized on a straight-line basis over their useful lives.

Intangible Assets

Intangible assets are amortized using the straight-line method for financial reporting purposes over the following estimated lives:


                                              Years
    Customer list                               15
    Goodwill                                  12-20
    Other intangibles                          6-40

Income Taxes

Deferred income taxes are provided for temporary differences between financial reporting and income tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed based on the weighted average number of common shares outstanding for the periods presented. Net income per common share includes the dilutive effect of stock options and warrants calculated using the "treasury stock" method.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which is required to be adopted for periods ending after December 15, 1997. In the first quarter of fiscal 1998, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements, basic earnings per share will exclude the dilutive effect of stock options and warrants. Basic earnings per share for the year ended November 30, 1997 and 1996 would have been the same as previously reported primary earnings per share. The impact of Statement No. 128 on the calculation of fully diluted earnings per share is not expected to be material.

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
NOTE  1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
-------------------------------------------------------------------

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash and cash equivalents, marketable securities, trade receivables, related-party receivables, trade payables and debt instruments. The book values of cash and cash equivalents, marketable securities, trade receivables, related-party receivables and trade payables are considered to be representative of their respective fair values. None of the Company's debt instruments that are outstanding as of November 30, 1997, have readily ascertainable market values; however, the carrying values are considered to approximate their respective fair values. See Note 8 for the terms and carrying values of the Company's various debt instruments.

Stock Compensation

As is permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company accounts for employee stock compensation (e.g., stock options) in accordance with APB Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Under APB 25, the total compensation expense recognized is equal to the difference between the award's exercise price and the underlying stock's market price (referred to as "intrinsic value") at the measurement date, which is the first date that both the exercise price and number of shares to be issued is known. See Note 9.

New Pronouncements

The Company will be required to adopt SPAS No. 130, "Reporting Comprehensive Income," for years beginning after December 15, 1997. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Since this standard applies only to the presentation of comprehensive income, it will not have any impact on the Company's results of operations, financial position or cash flows.

SPAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," is effective for years beginning after December 15, 1997. This statement changes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable segments in interim financial reports issued to shareholders. Management has not completed its review of SPAS No. 131, but does not anticipate that the adoption of this statement will have a significant effect on the Company's reported segments.

Reclassifications

Certain reclassifications have been made to the 1996 and 1995 financial statements to conform to the 1997 presentation.

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2 - ACQUISITIONS

Effective April 15, 1996, the Company completed the purchase of the remaining 75% of Darwin Data Systems (Darwin). Consideration for this acquisition was $303, consisting of $101 in notes payable, 24,000 shares of the Company's common stock valued at $132 and $70 of acquisition costs.

Effective March 31, 1995, the Company completed the purchase for $793 of the remaining 50% of the capital stock of EMS-Illinois not then owned by the Company.

The purchase price consisted of 50,200 shares of the Company's common stock valued at $395, $380 in cash and $18 of acquisition costs.

On September 6, 1995, the Company acquired all of the common stock of Intercim for approximately $3,355, composed of 278,193 shares of the Company's common stock valued at $7.50 per share and 278,193 of the Company's warrants valued at $3.75 per share, and direct acquisition costs of $225. Because the average trading price (Price) of the warrants for the 15 trading days prior to April 18, 1996, was less than $3.8075, the Company was required to issue 123,719 additional warrants, which was equal to the difference between the number of warrants originally issued and the warrants which should have been issued at the Price above, had the Price been known at September 6, 1995.

The acquisitions have been accounted for under the purchase method of accounting. Accordingly, the assets and liabilities of such companies have been adjusted to their estimated fair values. The excess of cost over the net assets acquired has been allocated to goodwill.

The results of operations for Darwin, EMS--Illinois and Intercim have been included in the Company's consolidated financial statements from their respective acquisition dates. The unaudited pro forma results of operations below for EMS--Illinois and Intercim assume that the acquisitions had occurred at the beginning of the period. In addition to combining the historical results of all the entities, the pro forma calculations include adjustments for amortization of various intangibles acquired in conjunction with the acquisition and elimination of intercompany transactions with EMS--Illinois. However, no adjustments hay been reflected for nonrecurring expenses as a result of the combination of the entities.

                    Year ended November 30, 1995 (Unaudited):

    Total net revenue                       $34,174
    Net income (loss)                          (505)
    Earnings per share                         (.13)

Pro forma results have not been included for 1996 for the Darwin acquisition because the impact was not significant.

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

--------------------------------------------------------------------------------

NOTE 3  - INVESTMENTS

The following is a summary of investment securities at November 30, 1996:

                                       Available-for-Sale Securities
                                                   Gross
                                                 Unrealized
                                                    Gains      Estimated
Obligations of states                 Cost        (Losses)     Fair Value
and political subdivisions            $505           $--          $505

All of the above securities were due in one year or less.

During the years ended November 30, 1997 and 1996, debt available-for-sale and certain debt held-to-maturity securities with fair market value of $505 and $1,247, respectively, were sold, with proceeds received approximating cost. The sales were made to provide funding for certain acquisitions, software development and normal operations. No unrealized holding gains (losses) on available-for-sale securities, which would be included as a separate component of shareholders' equity, have been recorded as cost approximated estimated fair value as of November 30, 1996.

NOTE 4 - EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements consisted of the following at November 30:

                                                1997              1996
                                             --------          --------
Equipment                                     $7,119            $6,090
Furniture and fixtures                         1,346             1,199
Leasehold improvements                           478               426
Equipment under capital leases                   416               454
                                             --------          --------
                                               9,359             8,169
Less accumulated depreciation
  and amortization                            (5,442)           (4,208)
                                              ------           --------
Equipment and leasehold improvements, net     $3,917            $3,961
                                             ========          ========

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

--------------------------------------------------------------------------------
NOTE 5 - INTANGIBLE ASSETS

Intangible assets consisted of the following at November 30:

                                       1997            1996
                                    --------        --------
Goodwill                             $1,445          $1,445
Customer list                         1,400           1,400
Other                                   200             200
                                    --------        --------
                                      3,045           3,045
Less accumulated amortization         (601)           (355)
                                    ========        ========
Intangible asset, net                $2,444          $2,690
                                    ========        ========


NOTE 6 - AFFILIATED COMPANY

Certain of the Company's stockholders also own all of the common stock of an affiliated company, EMS Solutions, Inc. (Solutions), which develops and sells computer software ant related hardware to the food vending and food distribution industry. The Company has provided certain services to Solutions for which the Company received fees of $122, $269 and $321 in 1997, 1996 and 1995, respectively, that are recorded as an offset to general an administrative expense. The Company also sells computer hardware to Solutions that totaled $331, $851 and $926 in 1997, 1996 and 1995, respectively. Amounts due from Solutions were $404 and $445 at November 30, 1997 and 1996, respectively.
Material transactions with Solutions must be approved by a majority of the Company's external directors.

On July 1, 1997, Solutions moved to new facilities and no longer utilizes office space or other material services of the Company. In addition, Solutions no longer purchases computer hardware from the Company.

NOTE 7 - LONG-TERM DEBT AND LEASE COMMITMENTS

Long-term obligations consist of the following at November 30:

                                             1997         1996
                                         ---------     ----------
Line of credit                             $3,762          $1,864
Notes payable                                 910              27
Capital lease obligations                     240             359
                                         ---------     ----------
                                            4,912           2,250
Less amounts due within one year            (946)            (127)
                                         ---------     ----------
                                           $3,966          $2,123
                                         =========     ==========


On December 31, 1997, the Company entered into a loan and security agreement (Agreement) with Foothill Capital Corporation (Foothill), which includes a revolving line of credit facility (Revolver) providing for maximum borrowings of $6,000 and a three-year term note for $3,112. The term note calls for 36 monthly payments of $65 with the remaining balance of principal due December 30, 2000. Amounts outstanding have been classified as long-term based upon the stated maturity date and the Company's estimates that borrowings will not decrease during fiscal 1998. Interest on the Revolver is payable monthly based on the bank's base rate plus .75% (9.25% at December 31, 1997); the term note bears interest at 13.5% per year.

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

--------------------------------------------------------------------------------
NOTE 7 - LONG-TERM DEBT AND LEASE COMMITMENTS(CONTINUED)

Borrowings under the Agreement are secured by substantially all assets of the Company (except inventory subject to the lien of a vendor). In addition, the Agreement requires the Company to maintain compliance with various covenants, including minimum levels of tangible net worth and adjusted operating income. The Company is also required to pay a monthly commitment fee of .50% per annum on the difference between the commitment amount and balance outstanding under the Revolver in lieu of a minimum monthly interest payment.

The Company leases computer and other equipment under capital leases. The Company also leases office space, automobiles, and certain other equipment under operating leases.

At November 30, 1997, future payments under capital and noncancellable operating leases were as follows:

    Fiscal Year Ending November 30      Capital Leases        Operating Leases
                                      -------------------   --------------------
    1998                                    $162                 $1,198
    1999                                     111                  1,159
    2000                                      --                  1,132
    2001                                      --                    989
    2002                                      --                    713
    Thereafter                                --                    849
                                      -----------           -----------
    Total minimum lease obligations          273                 $6,040
                                                            ===========
    Amounts representing interest            (33)
                                      -----------
    Capital lease obligations               $240
                                      ===========


Amortization expense relating to assets under capital leases is included in total depreciation expense for the period.

Total rent expense on all operating leases was approximately $1,663, $1,404 and $1,042 in 1997, 1996 and 1995, respectively.

NOTE 8 - STOCKHOLDERS' EQUITY

As of November 30, 1995, the Company had 18,801 shares of common stock and 18,801 warrants with an aggregate value of $211 that were to be issued in exchange for common stock of former Intercim stockholders. These amounts, which were classified as common stock and warrants to be issued in stockholders' equity at November 30, 1995, were substantially issued in 1996.

          In connection with the acquisition of Intercim (see Note 2), the Company issued common stock warrants. Each warrant entitles the holder, at any time prior to September 6, 2005, to purchase one share of the Company's common stock at $6.75 per share.

NOTE 9 - STOCK  OPTIONS AND EMPLOYEE  STOCK  PURCHASE PLANS

The Company maintains the 1986 Employees' Stock Option Plan (the 1986 Plan) pursuant to which executive officers and other key employees of the Company have received options to purchase shares of the Company's common stock. Options under the 1986 Plan were granted at exercise prices equal to the fair market value of the

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

--------------------------------------------------------------------------------
NOTE 9 - STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLANS(CONTINUED)

common stock on the date of grant. Options to purchase an aggregate of 57,000 shares have previously been granted and remain outstanding at November 30, 1997. No additional options will be granted under the 1986 Plan.

In December 1993, the Company's Board of Directors adopted the Effective Management Systems, Inc. 1993 Stock Option Plan (the 1993 Plan). The 1993 Plan, as amended, provides for the granting of both incentive stock options and nonqualified stock options to employees and nonqualified stock options to non-employee directors of the Company covering up to a maximum of 550,025 shares. Under the 1993 Plan, the exercise price of options granted cannot be less than 100% of the fair market value of a share of the Company's stock at the date of grant.

On September 6, 1995, in conjunction with the merger of Intercim (see Note 2), the Company adopted a new stock option plan, pursuant to which the Company granted stock options to those holders who agreed to the cancellation of their Intercim stock options.

The Company has also issued nonqualified stock options to certain of its executives and other nonemployee directors. These options have various vesting schedules.

Information with respect to stock options granted under all plans is as follows:

                                                                    Weighted
                                       Number of  Exercise Price     Average
                                       Shares       Per Share     Exercise Price
                                       ----------- -------------- --------------
Outstanding at November 30, 1994         389,424   $1.57-$8.00
 Granted                                 518,352    6.125-7.25
 Exercised                               (29,949)   1.57-6.25
 Canceled or expired                     (47,399)       6.25
                                       ----------- --------------- -------------
Outstanding at November 30, 1995         830,428    1.57-8.00
 Granted                                 124,043    4.75-7.00
 Exercised                               (35,000)       1.71
 Canceled or expired                     (14,569)   5.75-7.50
                                       ----------- --------------- -------------
Outstanding at November 30, 1996         904,902    1.71-7.50           $6.13
 Granted                                 109,938    4.63-6.75            5.73
 Exercised                               (39,500)   1.71-1.71            1.71
Canceled or expired                      (54,961)   4.75-7.50            6.63
                                       ----------- --------------- -------------

Canceled or expired Outstanding at
  November 30, 1997                       920,379   $2.29-$8.25         $6.24
                                       =========== =============== =============


At November 30, 1997, options to purchase 513,287 shares were exercisable under all plans, at a weighted average exercisable price of $6.29 and a weighted average contractual life of 7.3 years.

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

--------------------------------------------------------------------------------
NOTE 9 - STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLANS(CONTINUED)

In determining the effect of FASB Statement No. 123, the Black-Scholes option pricing model was used with the following weighted-average assumptions for 1997: risk-free interest rates of 5.36%, dividend yields of 0%, volatility factors of the expected market price of the Company's common stock of .92, and a weighted-average expected life of the options of 4.93 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The Company's pro forma information, as if these options had been expensed in accordance with FASB Statement No. 123, follows:

                                                       1997              1996
                                                       ----              ----
     Pro forma net income (loss)                       $(2,286)            $114
     Pro forma earnings (loss) per share                  (.56)             .03


In December 1993, the Board of Directors adopted the 1994 Employee Stock Purchase Plan (Stock Purchase Plan), which permits employees to purchase shares of the Company's common stock during six-month periods beginning on June 1 and December 1 of each year. The purchase price of such shares will be equal to the lesser of 85% of the fair market value of the stock at the beginning or end of each six-month offering period. During fiscal 1997 and 1996, 26,792 and 29,718 shares, respectively, were purchased under the Stock Purchase Plan. The maximum cumulative number of shares that may be purchased under the Stock Purchase Plan is 100,240.

The Company has reserved 1,508,813 shares of its common stock for potential conversion of common stock warrants and issuance under the stock option and purchase plans described above.

NOTE 10 - INCOME TAXES

Income tax expense (credit) in the consolidated statement of operations consists of the following:

                                           Year ended November 30
                                    1997            1996            1995
                                -------------- --------------- ---------------
  Current:
  Federal                           $(233)         $(170)          $(485)
  State                                --             80              10
                                -------------- --------------- ---------------
                                     (233)           (90)           (475)
  Deferred                           (385)           202             554
                                -------------- --------------- ---------------
                                    $(618)          $112            $ 79
                                ============== =============== ===============

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

--------------------------------------------------------------------------------
NOTE 10 - INCOME TAXES(CONTINUED)

The reconciliation of income tax expense (benefit) computed at the U.S. federal statutory rate to income tax expense (benefit) is:


                                                 Year ended November 30
                                          1997         1996            1995
                                      ------------ -------------- --------------
Tax at U.S. statutory rate of 34%         $(945)        $ 90           $ 71
State income taxes, net of federal
benefit                                      --           14              7
Nondeductible items                          --          112             82
Tax-exempt investment income                 --          (13)           (32)
General business credits                     --          (98)           (69)
Change in valuation allowance               329           --             22
Other                                        (2)           7             (2)
                                      ------------ -------------- --------------
                                          $(618)        $112           $ 79
                                      ============ ============== ==============


The significant components of the deferred tax accounts recognized for financial reporting purposes at November 30 were as follows:

                                                  1997          1996
                                             --------------- -------------

  Deferred tax liabilities:
  Capitalized computer software costs           $3,087         $2,341
  Depreciation                                     342            328
  Other, net                                        16             15
                                             --------------- -------------
  Total deferred tax liabilities                 3,445          2,684

  Deferred tax assets:
  Net operating loss carryforwards               2,902          1,578
  Allowance for doubtful accounts                  185            108
  Deferred revenue                                 127             72
  Inventory                                         30            40
  General business credit carryforwards            442           448
  Other, net                                        88            53
                                             --------------- -------------
  Total deferred tax assets                      3,774         2,299
  Valuation allowance                             (329)           --
  Net deferred tax liabilities                    $ --         $ 385
                                             =============== ============

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

--------------------------------------------------------------------------------
NOTE 10 - INCOME TAXES(CONTINUED)

At November 30, 1997, the Company had net federal and state operating loss carryforward (NOLs) of approximately $6.8 million and $8.3 million, respectively, available to offset future federal and state taxable income. The utilization of $2,730,000 of the NOLs is subject to an annual limitation of approximately $182,000 annually and expires in the year 2010. The carryforwards resulted from the Company's acquisition of Intercim Corp. (Intercim) in 1995 and net operating losses. In addition, the Company has general business credits totaling $442,000 which can be used to reduce federal taxable income through 2011.

In 1997, a valuation allowance equal to 100% of the net deferred tax assets has been recognized based on uncertainty regarding realization of such assets.

NOTE 11 - SAVINGS PLAN

The Company has a defined contribution 401(k) savings plans that covers substantially all employees meeting certain minimum eligibility requirements. Participating employees can elect to defer a portion of their compensation and contribute it to the plan on a pretax basis The Company also matches certain amounts and/or provides additional discretionary contributions, as defined. The Company's contributions to the various plans were $310, $345 and $246 for 1997, 1996 and 1995, respectively.

NOTE 12 - LIQUIDITY AND MANAGEMENT'S PLAN

The Company has experienced significant recurring losses and negative cash flow since November 30, 1997. As of August 31, 1998, current liabilities exceeded current assets by $1,575.

In April 1998, management approved a major restructuring plan and recorded a restructuring charge of approximately $6.8 million. The restructuring included entering into a new distribution arrangement with Baan for manufacturing software and various cost reductions aimed at improving the Company's financial performance. In connection with the restructuring, the Company closed facilities both in the United States and internationally and decreased it's workforce, particularly in development, marketing and administration. In October, 1998, the Company amended its credit facility to reset certain covenants. The amendment also increased the term loan facility by $777.

Management believes that operations and additional sources of financing will generate sufficient cash flow to fund its operations in fiscal 1999. The Company is investigating alternative sources of financing. Accordingly, the financial statements have been prepared on the basis of a going concern, which contemplates realization of assets and satisfaction of liabilities in the normal course of business.

NOTE 13 - SUBSEQUENT EVENT

The Company is a party to various legal proceedings arising in the ordinary course of business. The Company believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition or results of operations. In December, 1998, a judgement was issued in a legal proceeding that resulted in the Company being ordered to pay $212.

               EFFECTIVE MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
         (in thousands) (unaudited except for November 30, 1997 amounts)


ASSETS                                            31-Aug              30-Nov
                                                   1998                1997
--------------------------------------- -------------------- -------------------

CURRENT ASSETS

     Cash                                           $8                  $14
     Accounts receivable:
         trade, less allowance for
             doubtful accounts                    8,254               12,370
         Related parties                           785                  604


     Inventories                                   334                  280
     Refundable income taxes                        0                   312
     Deferred income taxes                          0                    0
     Prepaid expenses and other
         Current assets                            338                  146
                                        -------------------- -------------------

              TOTAL CURRENT ASSETS                9,719               13,726

LONG TERM ASSETS
Computer software, net                            3,917                7,717
Investments in and advances to
    Unconsolidated joint ventures                  182                  182
Equipment and leasehold
    Improvements, net                             3,312                3,917
Intangible assets, net                            2,269                2,444
Other assets                                       284                  811
                                        -------------------- -------------------
              TOTAL LONG TERM ASSETS              9,964               15,071
                                        -------------------- -------------------
TOTAL ASSETS                                     $19,683              $28,797


The accompanying notes are an integral part of these consolidated financial statements.

               EFFECTIVE MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)
                (unaudited except for November 30, 1997 amounts)


LIABILITIES AND STOCKHOLDERS' EQUITY                   31-Aug          30-Nov
                                                        1998            1997
------------------------------------------------ ---------------- --------------

CURRENT LIABILITIES
     Accounts payable                                  $2,301          $2,272
     Accrued liabilities                               1,881            2,773
     Deferred revenues                                 5,810            5,887
     Customer deposits                                  290              63
     Current portion of
       long-term obligations                           1,012             946
                                                 ---------------- --------------

              TOTAL CURRENT LIABILITIES                11,294          11,941

LONG-TERM LIABILITIES
     Deferred Revenue and Other
       Long-term Liabilities                            887              317
     Long-term Obligations                             3,961            3,966
     Deferred Income Taxes                               0                0
                                                 ---------------- --------------

              TOTAL LONG TERM LIABILITIES              4,848            4,283

     Commitments and Contingencies                       0                0


STOCKHOLDERS' EQUITY
    Preferred Stock, $.0l par value;
     authorized 3,000,000 shares, of
     which 7,000 shares are designated
     as Series A 8% Convertible
     Redeemable Preferred Stock
     ("Series A") 1005 shares of
     Series A issued and outstanding
     (liquidation preference at $1,000
     per share)                                        826                0
    Common Stock, $.01 par value; authorized
     20,000,000 shares; issued 4,102,486
     and 4,067,408 shares; outstanding 4,089,861
     and 4,054,783 shares                               41              41
    Common Stock Warrants                               77               4
    Additional Paid- in Capital                       11,418          11,328
    Retained Earnings (Deficit)                       (8,761)          1,260
    Cost of Common Stock in Treasury (12,625
       shares)                                         (60)             (60)
                                                 ---------------- --------------

              TOTAL STOCKHOLDERS' EQUITY              3,541           12,573
                                                 ---------------- --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $19,683         $28,797



The accompanying notes are an integral part of these consolidated financial statements.

               EFFECTIVE MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data) (unaudited)

                                             THREE MONTHS ENDED                    NINE MONTHS ENDED
                                         31-Aug             31-Aug             31-Aug            31-Aug
                                          1998               1997               1998              1997


NET REVENUES:

     Software license fees               $3,866             $4,963            $13,573            $14,491
     Services                             3,977              4,095             12,748            12,361
     Hardware                              339                624              1,455              2,687
                                         ------              -----             ------            ------
         Total net revenues               8,182              9,682             27,776            29,539


COST OF PRODUCTS AND SERVICES
     Software license fees                1,059              1,321             4,163              3,983
     Services                             3,581              3,387             10,175            10,584
     Hardware                              232                468              1,112              2,074
                                         ------              -----             ------            ------
      Total cost of products and
        services                          4,872              5,176             15,450            16,641

Selling and marketing expenses            3,017              4,259             10,043            11,103
General and administrative expenses        624                631              2,837              2,993
Product development expenses               597                621              2,118              1,817
Restructuring and other charges             0                  0               6,836                0
                                         ------              -----             ------            ------
         Total costs and operating
            expenses                      9,110             10,687             37,284            32,554
                                         ------              -----             ------            ------
LOSS FROM OPERATIONS                      (928)             (1,005)           (9,508)            (3,015)

Other (Income)/Expense
     Equity in (earnings)/loss
        of unconsolidated joint
        ventures                            0                (55)               (1)               (57)
     Interest (income)                    (19)               (13)               (39)              (41)
     Interest expense                      184                107               521                274
                                         ------              -----             ------            ------
                                           165                39                481                176
                                         ------              -----             ------            ------
LOSS BEFORE INCOME TAXES                 (1,093)            (1,044)           (9,989)            (3,191)
Income tax (benefit) expense                0                  0                 33               (883)
                                         ------              -----             ------            ------
     NET LOSS                           ($1,093)           ($1,044)          ($10,022)          ($2,308)
                                         ------              -----             ------            ------
Loss per share - basic and diluted       ($0.27)            ($0.26)           ($2.45)            ($0.57)



       The accompanying notes are an integral part of these consolidated financial statements.

               EFFECTIVE MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (in thousands) (unaudited)


                                                     NINE MONTHS ENDED
                                                   31-Aug       31-Aug
                                                    1998         1997

OPERATING ACTIVITIES
  Net loss                                        ($10,022)   ($ 2,308)
  Adjustments to reconcile net loss
   to net cash provided by (used in)
   operating activities:
     Depreciation and amortization                   1,044         862
     Amortization of capitalized
        computer software development costs          2,277       2,077
     Equity in earnings of joint ventures             --          --
     Goodwill amortization                             176         170
     Deferred income taxes                            --          --
     Restructuring and other charges                 6,836
     Changes in operating assets and
       liabilities:
         Accounts receivable                         3,054       1,226
         Inventories and other current assets          (25)     (1,266)
         Accounts payable and other liabilities     (1,684)       (921)
                                                  --------    --------
  Total adjustments                                 11,678       2,148
                                                  --------    --------

  Net cash provided by (used in)
  operating activities                               1,656        (160)

INVESTING ACTIVITIES
  Additions to equipment and
     leasehold improvements                           (439)     (1,101)
  Proceeds from sale of securities                    --           504
  Software development costs capitalized            (2,800)     (3,207)
  Other                                                527         (97)
                                                  --------    --------
  Net cash used in investing
     activities                                     (2,712)     (3,901)

FINANCING ACTIVITIES
  Proceeds on long-term debt and
  other notes payable                                   61       3,466
  Additional paid-in capital                            90        --
  Proceeds from sale of stock                          899         136
                                                  --------    --------
  Net cash provided by financing activities          1,050       3,602
                                                  --------    --------
  Net decrease in cash                                  (6)       (459)
Cash-beginning of period                                14         866
                                                  --------    --------
Cash-end of period                                $      8    $    407


The accompanying notes are an integral part of these consolidated financial statements.

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 August 31, 1998
                           (Unaudited) (In Thousands)

Note 1- Basis of Presentation

The accompanying consolidated interim financial statements included herein have been prepared by Effective Management Systems, Inc. (the "Company") without an audit, in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading.

In the opinion of management, the information furnished for the three and nine month periods ended August 31, 1998 and August 31, 1997 includes all adjustments, consisting solely of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the interim periods. The results of operations for the nine months ended August 31, 1998 are not necessarily indicative of the results of operations to be expected for the entire fiscal year ending November 30, 1998. It is suggested that the interim financial statements be read in conjunction with the audited consolidated financial statements for the year ended November 30, 1997 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Note 2 - Additional Financial Disclosure

Equipment and leasehold improvements consisted of the following:

                                    31-August-1998         30-Nov-1997
                                ------------------    ----------------
Gross                                   $9,798               $9,359
Less:  Accumulated
   depreciation                       ( 6,486 )             ( 5,442)
                                ------------------    ----------------
Net                                     $3,312               $3,917
                                ==================    ================

Allowance for doubtful accounts consisted of the following:

                                   31-August-1998          30-Nov-1997
                                ------------------    ----------------
Balance                                 $ 547                 $ 462


Provision for doubtful accounts consisted of the following:

                                   31-August-1998          30-Nov-1997
                                 -----------------    -----------------
                                         $ 82                  $ 17

Note 3 - Net Loss Per Share

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options and warrants. Earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to SFAS No. 128 requirements.

The following table sets forth the computation of basic and diluted earnings per share.

                                                        Three Months Ended
                                                            August 3l,
                                                       1998            1997
                                                  ------------- ----------------
                                                  ------------- ----------------
Denominator
Denominator for basic earnings per share -
   weighted average common shares                      4,098          4,054
Effect of dilutive securities - stock options
   and warrants                                          0              0
Effect of dilutive securities - preferred stock          0              0
                                                  ------------- ----------------
Denominator for diluted earnings per share -
   adjusted weighted average common shares             4,098          4,054
                                                  ============= ================

                                                        Nine Months Ended
                                                           August 31,
                                                       1998            1997
                                                  ------------- ----------------
Denominator
Denominator for basic earnings per share -
   weighted average common shares                      4,084          4,038
Effect of dilutive securities - stock options
   and warrants                                          0              0
Effect of dilutive securities - preferred stock          0              0
                                                  ------------- ----------------
Denominator for diluted earnings per share -
   adjusted weighted average common shares             4,084          4,038
                                                  ============= ================


Note 4 - Restructuring and Other Charges

The Company recorded charges for a restructuring in the second quarter of fiscal 1998 totaling $6.8 million, of which $6.6 million was paid or expensed as of August 31, 1998. The Company anticipates the remaining liability of $.2 million to be paid in the fourth quarter of fiscal 1998, which will be financed through working capital.

Note 5 - Preferred Stock

On August 28, 1998,  the Company  issued 1,005 shares of Series A 8% Convertible
Redeemable  Preferred  Stock  (the  "Series  A  Preferred  Stock").   Legal  and
investment banking fees of $101,000 were deducted from the total proceeds.

The Series A Preferred Stock accrues cumulative dividends at an 8% rate per annum (using a liquidation value of $1,000 per share), and all dividends in arrears must be paid prior to any payment of dividends on common stock. Dividends, if declared by the board of directors, generally must be paid in cash.

The Series A Preferred Stock is convertible into common stock at the preferred shareholders' option at the initial conversion price of $3.50 per share, subject to adjustment, with each share of Series A Preferred Stock valued at $1,000 for purposes of conversion. An adjustment to the conversion rate may be made upon any of the following circumstances: subdivision or reverse split of the outstanding shares of common stock into a greater or lesser number of shares of common stock, declaration of a dividend or other distribution by the Company upon the common stock payable in common stock, capital reorganization or reclassification of the common stock of the Company, and in certain other instances. The Company may force conversion of the Series A Preferred Stock under certain conditions.

The holders of the Series A Preferred Stock shall be entitled to vote and shall receive the number of votes they would have assuming full conversion of the Series A Preferred Stock into common stock.

There are 7,000 shares of Series A Preferred Stock authorized for issuance, with 1,005 shares being issued and outstanding. The Company has 3,000,000 shares of Preferred Stock authorized for issuance. Such shares may be issued in separate series. The Series A Preferred Stock is currently the only series of Preferred Stock authorized, issued and outstanding.

====================================  ==========================================

No  person  has been  authorized  to
give  any  information  or make  any
representations   other  than  those
contained in this  Prospectus,  and,
if given or made,  such  information
or   representations   must  not  be
relied    upon   as   having    been            Effective Management
authorized. This Prospectus does not                Systems, Inc.
constitute  an  offer to sell or the
solicitation  of an offer to buy any
securities other than the securities
to which it  relates  or an offer to
sell or the solicitation of an offer
to  buy  such   securities   in  any
circumstances in which such offer or                Common Stock
solicitation  is  unlawful.  Neither         (par value $.01 per share)
the delivery of this  Prospectus nor
any sale made hereunder shall, under
any   circumstances,    create   any
implication  that  there has been no
change in the affairs of the Company
since  the date  hereof  or that the
information   contained   herein  is
correct as of any time subsequent to
its date.

         -------------------

           TABLE OF CONTENTS

                                Page
Forward-Looking Statements.....
Prospectus Summary.............                      ___________________
Risk Factors...................
The Company....................
Use of proceeds................
Market for Common Stock........
Dividend Policy................                          PROSPECTUS
Capitalization.................
Selected Consolidated Financial
 and Operating Data............
Management's Discussion and                          ___________________
 Analysis of Financial
 Condition and Results
 of Operations at and for the
 Three and Nine Months Ended
 August 31, 1998...............
Management's Discussion and
 Analysis of Financial
 Condition and Results of
 Operations at and for
 the Fiscal Years Ended .......
Business.......................
Management.....................
Principal Shareholders.........
Description of Certain
 Indebtedness..................
Description of Capital Stock...
Plan of Distribution...........
Experts........................
Legal Matters..................
Additional Information.........
Index to Financial Statements..F-1

====================================  ==========================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

     Securities and Exchange Commission filing fee............     $551
     Accountants' fees and expenses...........................       *
     Legal fees and expenses..................................       *
     Miscellaneous............................................       *
              Total...........................................       *
      ------------------------
      * To be filed by amendment.

          The foregoing costs and expenses will be paid by the Company. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

Item 14.  Indemnification of Directors and Officers.

          Pursuant to the provisions of the Wisconsin Business Corporation Law and the Registrant's Bylaws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should be noted that the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin
Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

          Expenses for the defense of any action for which indemnification may be available may be advanced by the Company under certain circumstances.

          The indemnification provided by the Wisconsin Business Corporation Law and the Registrant's Bylaws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled.

          The Company maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

Item 15.  Recent Sales of Unregistered Securities.

     Series A Preferred Stock

          On August 28, 1998, the Company sold 1,005 shares of its Series A 8% Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), in a non-public offering exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) and Rule 506 of Regulation D thereunder. The Series A Preferred Stock was sold at a price of $1,000 per share to accredited investors, as such term is defined in Rule 501(a) under the Securities Act. All shares of the Series A Preferred Stock were subsequently exchanged for shares of the Series B 8% Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), and no shares of the Series A Preferred Stock remain outstanding.

     Series B Preferred Stock

          On October 27, 1998, the Company issued 780 shares of the Series B Preferred Stock, in a non-public offering exempt from registration pursuant to
Section 4(2) of the Securities Act, and Rule 506 of Regulation D thereunder. The Series B Preferred Stock was sold at a price of $1,000 per share to accredited investors, as such term is defined in Rule 501(a) under the Securities Act.

          On October 27, 1998, as part of the Company's offering of its Series B Preferred Stock, the Company issued to (i) certain warrants to purchase 28,714 shares of common stock, par value $.01 per share (the "Common Stock") and (ii) certain warrants to purchase 26,000 shares of the Common Stock. The warrants are immediately exercisable for a five year period at a price of $3.60 per share, subject to certain adjustment as provided in the warrant agreement.

          On October 30, 1998, the Company exchanged, on a one-for-one basis, 1,005 shares of the Series A Preferred Stock for 1,005 shares of its Series B Preferred Stock.

Item 16.  Exhibits and Financial Statement Schedules.

          (a)    Exhibits.  The exhibits filed herewith  are as specified on the
    Exhibit Index included herein.

          (b) Financial Statement Schedules. The schedules filed herewith are as specified on the Index to Schedules included herein.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (i) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (ii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 14th day of December, 1998.

                                      EFFECTIVE MANAGEMENT SYSTEMS, INC.



                                      By  /s/ Michael D. Dunham
                                          Michael D. Dunham
                                          President

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below as of this 14th day of December, 1998 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Michael D. Dunham and Jeffrey
J. Fossum, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Signature                           Title

   /s/ Michael D. Dunham        President and Director
     Michael D. Dunham          (Principal Executive Officer)

   /s/ Jeffrey J. Fossum        Chief Financial Officer and Assistant Treasurer
     Jeffrey J. Fossum          (Principal Financial and Accounting Officer)

     /s/ Helmut M. Adam         Director
      Helmut M. Adam

 /s/ Robert E. Weisenberg       Director
   Robert E. Weisenberg

    /s/ Scott J. Mermel         Director
      Scott J. Mermel

   /s/ Thomas M. Dykstra        Director
     Thomas M. Dykstra

                                  EXHIBIT INDEX

                       EFFECTIVE MANAGEMENT SYSTEMS, INC.

 Exhibit
 Number        Exhibit

       2.1 Agreement and Plan of Merger, dated as of February 17, 1995 among Effective Management Systems, Inc., EMS Acquisition Corp. and Intercim Corporation [Incorporated by reference to Exhibit 2.1 to Effective Management Systems, Inc.'s Registration Statement on Form S-4 (Registration No. 33-95338)].

       2.2    Amendment  No. 1 to  Agreement  and Plan of  Merger  described  in
              Exhibit 2.1, dated as of June 30, 1995 [Incorporated by reference to Exhibit 2.2 to Effective Management Systems, Inc. Registration Statement on Form S-4 (Registration No. 33-95338)].

       2.3    Amendment  No. 2 to  Agreement  and Plan of  Merger  described  in
              Exhibit 2.1, dated as of July 31, 1995 [Incorporated by reference to Exhibit 2.3 to Effective Management Systems, Inc. Registration Statement on Form S-4 (Registration No. 33-95338)].

       2.4 Agreement of Merger, dated as of March 22, 1995, among Effective Management Systems, Inc., EMS Illinois Acquisition Corp., Effective Management Systems of Illinois, Inc., Richard W. Grelck and Daniel E. Long [Incorporated by reference to Exhibit 2.2 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended February 28, 1995].

       3.1 Amendment to Restated Articles of Incorporation for the Series B Preferred Stock.

       3.2    Restated   Articles  of  Incorporation  of  Effective   Management
              Systems,  Inc., as amended

       3.4 Bylaws of Effective Management Systems, Inc. [Incorporated by reference to Exhibit 3.2 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       4.1 Article 4 of the Restated Articles of Incorporation of Effective Management Systems, Inc., as amended. [See exhibit 3.2].

       4.2 Loan and Security Agreement by and between Foothill Capital Corporation and Effective Management Systems, Inc EMS-East, Inc. and Effective Management Systems of Illinois, Inc. dated December 31, 1997 [Incorporated by reference to Exhibit 4.14 to Effective Management Systems, Inc.'s Form 10-K for the year ended November 30, 1997].

       4.3 Waiver and First Amendment to Loan Agreement between Foothill Capital Corporation and Effective Management Systems, Inc., EMS-East, Inc. and Effective Management Systems of Illinois, Inc., dated May 8, 1998 [Incorporated by reference to Exhibit 4.1 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       4.4 Waiver to Loan Agreement between Foothill Capital Corporation and Effective Management Systems, Inc., EMS-East, Inc., and Effective Management Systems of Illinois, Inc., dated July 13, 1998 [Incorporated by reference to Exhibit 4.2 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       4.5 Waiver and Second Amendment to Loan Agreement between Foothill Capital Corporation and Effective Management Systems, Inc., EMS-East, Inc., and Effective Management Systems of Illinois, Inc., dated August, 1988 [Incorporated by reference to Exhibit 4.1 to Effective Management System, Inc.'s Quarterly Report on Form 10-Q for the quarter ended August 31, 1998].

       4.6    Third  Amendment  to  Loan  Agreement   between  Foothill  Capital
              Corporation and Effective Management Systems, Inc., EMS-East, Inc., and Effective Management Systems of Illinois, Inc., dated October 6, 1998 [Incorporated by reference to Exhibit 4.2 to Effective Management System, Inc.'s Quarterly Report on Form 10-Q for the quarter ended August 31, 1998].

       4.7 Form of Common Stock Warrant Issued in Connection With the Sale of the Series A Preferred Stock.

       4.8 Form of Common Stock Warrant Issued in Connection With the Sale of the Series B Preferred Stock.

       5.1    Opinion of Foley & Lardner.

       10.1 Business Agreement by and between Digital Equipment Corporation and Effective Management Systems, Inc., effective as of February 8, 1994 [Incorporated by reference to Exhibit 10.1 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.2 Addendum to Business Agreement by and between Digital Equipment Corporation and Effective Management Systems, Inc., effective as of February 8, 1994 [Incorporated by reference to Exhibit 10.2 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.3 Value Added Reseller Agreement by and between Digital Information Systems Corporation and Effective Management Systems, Inc., effective as of November 9, 1992 [Incorporated by reference to
              Exhibit 10.3 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 registration No. 33-73354)].

       10.4 Domestic Value Added Reseller Agreement between Intermec Corporation and Effective Management Systems, Inc., dated as of march 4, 1991 [Incorporated by reference to Exhibit 10.4 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.5 Amendment No. 1 to Domestic Value Added Reseller Agreement between Intermec Corporation and Effective Management Systems, Inc., dated as of October 29, 1991 [Incorporated by reference to Exhibit 10.5 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.6 Amendment No. 2 to Domestic Value Added Reseller Agreement between Intermec Corporation and Effective Management Systems, Inc., dated as of June 11, 1993 [Incorporated by reference to Exhibit 10.6 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.7 Software Supplier Agreement dated August 6, 1994, by and between Effective Management Systems, Inc. and Hewlett Packard Company [Incorporated by reference to Exhibit 10.7 to Effective Management Systems, Inc.'s Annual Report on Form 10-KSB for the year ended November 30, 1994].

       10.8 Joint Venture Agreement, dated September 15, 1985, by and between Effective Management Systems, Inc. and Joseph H. Schlanser,
              Aurinee M. Schansler and Barton R. Benjamin [Incorporated by reference to Exhibit 10.9 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.9 International Marketing Agreement, dated July 5, 1994, by and between Effective Management Systems, Inc. Systems, Inc. and Systems Technology Management Corporation [Incorporated by reference to Exhibit 10.11 to Effective Management Systems, Inc.'s Annual Report on Form 10-KSB for the year ended November 30, 1994].

       10.10 Lease by and between Effective Management Systems, Inc. and Milwaukee Park Place Limited Partnership, as amended [Incorporated by reference to Exhibit 10.10 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.11 Effective Management Systems, Inc. 1986 Employee's Stock Option Plan [Incorporated by reference to Exhibit 10.11 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.12 Warrant Agreement between Effective Management Systems, Inc. and American Stock Transfer & Trust Company, dated as of September 6, 1995 [Incorporated by reference to Exhibit 4.2 to Effective Management Systems, Inc.'s Current Report on Form 8-K dated September 6, 1995].

       10.13 Stock Option Agreement by and between Helmut M. Adam and Effective Management Systems, Inc., dated as of December 17, 1993
              [Incorporated by reference to Exhibit 10.13 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)].

       10.14 Stock Option Agreement by and between Scott J. Mermel and Effective Management Systems, Inc., dated as of December 17, 1993 [Incorporated by reference to Exhibit 10.14 to Effective Management Systems, Inc.'s Registration Statement on Form SB-2 (Registration No. 33-73354)]

       10.15 Bonus Arrangement by and between Thomas G. Allen and Effective Management Systems, Inc. [Incorporated by reference to Exhibit
              10.16 to Effective Management Systems, Inc.'s Annual Report on Form 10-KSB for the year ended November 30, 1994].

       10.16 IBM Business Partner Agreement between International Business Machines Corporation and Effective Management Systems, Inc., dated as of March 3, 1995 [Incorporated by reference to Exhibit 10.1 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended February 28, 1995].

       10.17 Software Reseller Agreement between International Business Machines corporation and Effective Management Systems, Inc., dated as of September 6, 1995 [Incorporated by reference to Exhibit
              10.18 to Effective Management Systems, Inc.'s Annual Report on Form 10-KSB for the year ended November 30, 1995].

       10.18 Distributor Agreement with Pioneer Standard Electronics, Inc. [Incorporated by reference to Exhibit 10.1 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1997].

       10.19 IBM Market Development Program Agreement dated September 3, 1997 [Incorporated by reference to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended August 31, 1997].

       10.20 Relationship Agreement with CIMX, an Ohio Limited Liability Company and Effective Management Systems, Inc. dated December 31, 1997 [Incorporated by reference to Exhibit 10.20 to Effective Management Systems, Inc.'s Form 10-K for the year ended November 30, 1997].

       10.21 Reseller Agreement and Addendum Number One by and between Baan Midmarket Solutions, LLC and Effective Management Systems, Inc., dated April 9, 1998 [Incorporated by reference to Exhibit 10.1 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       10.22 Distribution Agreement between EMS Asia Pacific Limited and Effective Management Systems, Inc. dated May 29, 1988 [Incorporated by reference to Exhibit 10.2 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       10.23 Effective Management Systems, Inc. 1993 Stock Option Plan, as amended [Incorporated by reference to Exhibit 10.3 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       10.24 Preferred Stock Placement Agreement, dated as of August 28, 1998 between Effective Management Systems, Inc. and Taglich Brothers, D'Amadeo, Wagner & Company, Incorporated [Incorporated by reference to Exhibit 10.1 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended August 31, 1998].

       10.25 Loan Agreement by and between EMS Solutions, Inc. and Effective Management Systems, Inc. dated January 1, 1998 [Incorporated by reference to Exhibit 10.2 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       10.26 Special Compensation and Separation Agreement by and between Jeffrey J. Fossum and Effective Management Systems, Inc. effective January 1, 1998 [Incorporated by reference to Exhibit 10.3 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       10.27  Special Compensation and Separation Agreement by and between Wayne
              T. Wedell and Effective Management Systems, Inc. effective January 1, 1998 [Incorporated by reference to Exhibit 10.4 to Effective Management Systems, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998].

       10.28 Series B Preferred Stock Placement Agreement, dated as of October 27, 1998 between Effective Management Systems, Inc. and Taglich Brothers, D'Amadeo, Wagner & Company, Incorporated.

       10.29  Series B Preferred Stock Purchase Agreement.

       21     List of Subsidiaries of Effective Management Systems, Inc.

       23     Consent of Ernst & Young, LLP.